EXHIBIT 2.1

LIST OF OMITTED SCHEDULES

Below is a list of omitted schedules to the Unit Purchase Agreement, dated July 16, 2008 by and among Leggett & Platt, Incorporated, Pace Industries, LLC, a wholly-owned subsidiary of Leggett, KPI Acquisition, LLC, and certain other affiliates of Kenner & Company, Inc. Leggett & Platt agrees to furnish supplementally a copy of any of these omitted schedules to the SEC upon request.

Schedule 1.3	Working Capital Methodology
Schedule 1.8	Purchase Price Allocation
Schedule 2.3(e)	Other Consents and Conflicts
Schedule 2.3(g)	Capitalization
Schedule 2.3(h)	Financial Statements; Interim Financial Statements; and Seller Financial Due Diligence Report
Schedule 2.3(j)	Condition and Sufficiency of Assets; Corporate Services Provided by Seller; and Permits and Licenses
Schedule 2.3(m)	Conduct of Business
Schedule 2.3(n)	Contracts
Schedule 2.3(o)	Insurance
Schedule 2.3(p)	Permits
Schedule 2.3(q)	Litigation
Schedule 2.3(r)	Product Liability Claims
Schedule 2.3(s)	Compliance with Laws
Schedule 2.3(t)	Real Property
Schedule 2.3(u)	Environmental Matters
Schedule 2.3(v)	Intellectual Property
Schedule 2.3(w)	Employee Benefits
Schedule 2.3(x)	Employees
Schedule 2.3(y)	Related Parties Transactions
Schedule 2.3(z)	Customers and Suppliers
Schedule 8.3(f)	Specified Litigation Matters
Schedule 8.3(g)	Specified Environmental Matters

UNIT PURCHASE AGREEMENT

DATED AS OF

July 16, 2008

BY AND AMONG

LEGGETT & PLATT, INCORPORATED,

PACE INDUSTRIES, LLC,

KPI INTERMEDIATE HOLDINGS, INC.,

KPI ACQUISITION, LLC

AND

KPI HOLDINGS, INC.

i

Table of Contents

(continued)

ii

Table of Contents

(continued)

		Page
SECTION 10.15	Governmental Reporting	42

SECTION 10.16	Headings	42

iii

Table of Exhibits and Schedules

Exhibit A	Promissory Note
Exhibit B	Certificate of Incorporation Containing Preferred Stock Terms

Schedule 1.3	Working Capital Methodology
Schedule 1.8	Purchase Price Allocation
Schedule 8.3(f)	Specified Litigation Matters
Schedule 8.3(g)	Specified Environmental Matters
Disclosure Schedule

338(h)(10) Allocation Forms	28	Financial Statements	10
338(h)(10) Election Forms	28	Foreign Subsidiary	9
8594 Allocation Forms	27	Fundamental Representations	31
Action	14	GAAP	10
Affiliate	6	Government Demand	37
Agreement	1	Hazardous Materials	15
Arbitrating Accountant	4	Holdings	1
Audited Financial Statements	10	HSR Act	6
Benefit Plans	17	Imminent Threat	37
Business	1	Income Tax Returns	11
Cash on Hand	2	Indebtedness	10
Cash Portion	2	Indemnification Cap	33
Certificate of Incorporation	2	Indemnified Officers	25
Claim Notice	35	Indemnified Party	31
Closing	5	Indemnifying Party	31
Closing Balance Sheet	3	Insurance Policies	29
Closing Capitalized Lease Obligations	2	Intellectual Property	17
Closing Date	5	Interim Financial Statement Date	10
Closing Indebtedness	2	Interim Financial Statements	10
Code	11	Intermediate Company	1
Company	1	IRS	18
Company Benefit Plans	17	Leased Real Property	15
Company Employees	29	Liens	2
Competitive Business	26	Lower Working Capital Target	3
Contribution Agreements	1	Material Adverse Effect	7
Control	6	Material Contract	13
Copyrights	17	Material Customers	20
Custom Furniture Components	26	Material Suppliers	20
Damages	30	Merger	1
Designated Employee	13	Ordinary Course of Business	10
Disclosure Schedule	5	Pace Industries	1
Dispute	4	PaceMexico	1
Dispute Notice	4	PaceMexicoSub	1
Dispute Period	3	Patents	16
Environmental Deductible	33	Permits	14
Environmental Indemnification Claim	37	Permitted Liens	11
Environmental Laws	15	Person	6
Environmental Permits	16	Pre-Closing Tax Liability	31
ERISA	17	Preferred Stock	2
Estimated Cash Portion	5	Product Liability Claims	14
Excluded Liabilities	30	Promissory Note	2
Facilities	1	Proposed Investigation	37

Index of Defined Terms

	Page		Page
Purchase Price	2	Tax	11
Purchaser	1	Taxes	11
Purchaser Indemnitees	32	Territory	26
Real Property	15	Third-Party Claim	31
Reasonable Alternative	38	Threshold	33
Related Parties	20	Trademarks	16
Response Action	37	Transaction Compensation	31
Restricted Activity	27	Transaction Documents	6
Return	11	Transaction Expenses	32
Section 338(h)(10) Election	28	Transfer Taxes	39
Securities Act	7	U.S. Subsidiary	9
Seller	1	Units	1
Seller Indemnitees	35	Upper Working Capital Target	3
Specified Environmental Matters	31	Working Capital	3
Specified Litigation Matters	31	Working Capital Adjustment	3
Subsidiaries	1

UNIT PURCHASE AGREEMENT

THIS UNIT PURCHASE AGREEMENT (“Agreement”) is made as of July 16, 2008 by and among Leggett & Platt, Incorporated, a Missouri corporation (the “Seller”), Pace Industries, LLC, a Delaware limited liability company (formerly known as L&P Aluminum Holdings, LLC) (the “Company”), KPI Holdings, Inc., a Delaware corporation (“Holdings”), KPI Intermediate Holdings, Inc., a Delaware corporation (the “Intermediate Company”), and KPI Acquisition, LLC, a Delaware limited liability company (“Purchaser”).

PRELIMINARY STATEMENTS

A. The Company owns, directly or indirectly, all of the outstanding shares or other equity interests of: Pace Industries, Inc., an Arkansas corporation (“Pace Industries”), Pace Industries of Mexico, L.L.C., a Delaware limited liability company (“PaceMexico”), Pace Industries de Mexico, S.A de C.V., a Mexican corporation (“PaceMexicoSub”), and Pace Industries de Chihuahua II, S.A. de C.V., a Mexican corporation (“Pace Chihuahua” and together with Pace Industries, PaceMexico and PaceMexicoSub, the “Subsidiaries”).

B. The Company and its Subsidiaries operate the Leggett & Platt Aluminum Group, which, through the facilities set forth on Section 2.3(t) of the Disclosure Schedule attached hereto (collectively, the “Facilities”), is engaged in the business of manufacturing, designing and selling engineered, nonferrous (primarily aluminum, magnesium and zinc) die casting products and solutions, and tools and dies, for third party customers across a diverse range of non-automotive end markets. The business of Leggett & Platt’s Aluminum Group, as described in the preceding sentence, is referred to in this Agreement as the “Business”.

C. Prior to the date hereof, in a separate and distinct transaction, Seller and certain wholly owned subsidiaries of Seller transferred certain assets of the Business to the Company, and the Company assumed certain liabilities of the Business, all in accordance with, and subject to certain terms, conditions and exceptions contained in, the Asset Contribution Agreement, dated as of April 1, 2008, between Seller and the Company, as amended by that First Amendment dated July 14, 2008, the Asset Contribution Agreement, dated as of April 1, 2008, between L&P Manufacturing, Inc. and the Company, as amended by that First Amendment dated July 14, 2008, the Asset Purchase Agreement, dated as of June 30, 2008, between Pace Industries de Chihuahua, S.A. de C.V. and Pace Industries de Chihuahua II, S.A. de C.V., the Trade Payables Transfer Agreement dated as of July 14, 2008, between Pace Industries de Chihuahua, S.A. de C.V. and Pace Industries de Chihuahua II, S.A. de C.V. and the Asset Contribution Agreement, dated as of July 9, 2008, between L&P Property Management Company and Pace Industries, LLC (collectively, the “Contribution Agreements”). The transactions set forth in the Contribution Agreements are collectively referred to herein as the “Contribution.”

D. Seller owns all of the outstanding units of the Company (the “Units”).

E. Purchaser desires to purchase all the outstanding Units from Seller, and Seller desires to sell such Units to Purchaser, on the terms and subject to the conditions herein contained.

F. Immediately after the Closing, Purchaser intends to merge (the “Merger”) with and into the Company, with the Company as the surviving entity and a wholly-owned subsidiary of the Intermediate Company.

AGREEMENTS

In consideration of the mutual agreements and covenants set forth in this Agreement, and for other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

PURCHASE AND SALE OF UNITS; CLOSING AND MANNER OF PAYMENT

SECTION 1.1 Agreement to Purchase and Sell. On the terms and subject to the conditions contained in this Agreement, at the Closing (as defined herein), Seller shall sell, transfer, assign and deliver to Purchaser, and Purchaser shall purchase from Seller, all of the Units, free and clear of any and all liens, claims, mortgages, security interests and other encumbrances (“Liens”).

SECTION 1.2 Purchase Price. The aggregate purchase price for the Units, subject to adjustment in accordance with Section 1.3 (“Purchase Price”), is equal to:

(a) Three Hundred Million Dollars ($300,000,000); plus

(b) All Cash on Hand, with the term “Cash on Hand” meaning an amount equal to all cash on hand and cash equivalents in the Company’s and the Subsidiaries’ bank, lock box and other accounts, determined in accordance with GAAP, in each case as of the close of business on the Closing Date; plus

(c) all fees, costs and expenses paid or incurred by Seller or any of its Affiliates for: (1) all environmental studies, site assessments, reports and audits prepared by ERM NC, PC in connection with the transactions contemplated hereby; and (2) the April 4, 2008 “Project Stripe: Seller Financial Due Diligence Report” prepared by Ernst & Young in connection with the transactions contemplated hereby (collectively, the “Purchaser Due Diligence Expenses”); minus

(d) the amount, if any, required at Closing to discharge in full all outstanding Closing Indebtedness of the Company and the Subsidiaries, where “Closing Indebtedness” means (1) all obligations of the Company and its Subsidiaries for borrowed money and all obligations of the Company and its Subsidiaries evidenced by bonds, debentures, notes or other similar instruments, and (2) any outstanding capitalized lease obligations of the Company or its Subsidiaries of the type or nature reflected in the Financial Statements (or that would be required to be reflected in the Financial Statements in accordance with GAAP) (the “Closing Capitalized Lease Obligations”); plus

(e) a 10% subordinated promissory note issued by the Company in the original principal amount of $25,000,000, and otherwise in substantially the form attached hereto as Exhibit A (the “Promissory Note”); plus

(f) 25,000 shares of Series A Senior Redeemable Preferred Stock, par value $0.001, issued by Holdings, contributed to Intermediate Company, contributed by Intermediate Company to Purchaser and transferred from Purchaser to Seller (the “Preferred Stock”), having the rights, powers and preferences set forth in the certificate of incorporation in substantially the form attached as Exhibit B (the “Certificate of Incorporation”).

The portion of the Purchase Price resulting from the calculations set forth in Sections 1.2(a) through 1.2(d), as modified by Section 1.3, is referred to herein as the “Cash Portion” of the Purchase Price.

SECTION 1.3 Working Capital Adjustment.

(a) The “Working Capital Adjustment” which may be positive, negative, or zero, means:

(i) In the event that Working Capital is greater than the Upper Working Capital Target, an amount equal to (A) Working Capital minus (ii) the Upper Working Capital Target;

(ii) In the event that Working Capital is less than the Lower Working Capital Target, an amount equal to (A) Working Capital minus (ii) the Lower Working Capital Target; and

(iii) In the event that Working Capital is less than or equal to the Upper Working Capital Target and greater than or equal to the Lower Working Capital Target, then an amount equal to zero.

(b) For purposes of Closing (and the determination of the Estimated Cash Portion and the final Cash Portion payable pursuant to Sections 1.6 and 1.7), if the Working Capital Adjustment is a positive number, then the Cash Portion will be increased on a dollar-for-dollar basis by the Working Capital Adjustment; if the Working Capital Adjustment is a negative number, the Cash Portion will be decreased by the absolute value of the Working Capital Adjustment; and if the Working Capital Adjustment is zero, the Cash Portion shall not be adjusted pursuant to this Section 1.3.

(c) As used in this Agreement, the following terms have the meanings set forth below:

(i) “Upper Working Capital Target means $143,750,000.

(ii) “Lower Working Capital Target means $136,250,000.

(iii) “Working Capital” means the consolidated assets of the Company and the Subsidiaries which are treated as current assets (exclusive of Cash on Hand) minus the consolidated liabilities of the Company and the Subsidiaries which are treated as current liabilities (exclusive of Indebtedness), all as determined in accordance with the methodology set forth on Schedule 1.3, and except as set forth on Schedule 1.3, in accordance with GAAP, applied in a manner consistent with the application thereof in the preparation of the Financial Statements.

SECTION 1.4 Preparation of Closing Balance Sheet. The amount of Cash on Hand, Closing Indebtedness and Working Capital included in the calculation of the Cash Portion shall each be determined from a consolidated balance sheet of the Company and the Subsidiaries as of the close of business on the Closing Date (the “Closing Balance Sheet”). The Closing Balance Sheet shall be prepared by Purchaser in accordance with the methodology set forth on Schedule 1.3; and except as set forth on Schedule 1.3, in accordance with GAAP, applied in a manner consistent with the application thereof by the Seller in the preparation of the Financial Statements. Purchaser shall deliver its calculation of the Cash Portion and the Closing Balance Sheet to Seller on or before the date that is 45 days after the Closing Date.

SECTION 1.5 Disputes Regarding Closing Balance Sheet.

(a) Seller shall have 30 days after the date that the Closing Balance Sheet was delivered (the “Dispute Period”) to dispute any elements of or amounts reflected on the Closing Balance Sheet that affect the calculation of the Cash Portion (the “Dispute”). If Seller does not give to Purchaser a written notice of the Dispute that sets forth the amounts with which Purchaser disagrees (a “Dispute Notice”) within the Dispute Period, the Closing Balance Sheet shall be deemed to have been accepted and agreed to by Seller in the form in which it was delivered to Seller and shall be final and binding upon the parties. If Seller delivers a Dispute Notice to Purchaser within the Dispute Period, Purchaser and Seller shall attempt to resolve the Dispute and agree in writing upon the final content of the disputed Closing Balance Sheet within 30 days after delivery of such Dispute Notice.

(b) If Purchaser and Seller are unable to resolve each element of the Dispute within the 30-day period after Purchaser’s receipt of a Dispute Notice, Purchaser and Seller shall jointly engage a nationally recognized certified public accounting firm that has not performed accounting, tax or auditing services for Purchaser, Seller, or any of their respective Affiliates during the past three years as the arbitrator of the Dispute (the “Arbitrating Accountant”). If Purchaser and Seller are unable to agree on the identity of the Arbitrating Accountant, the accountants of Purchaser and Seller shall jointly select the Arbitrating Accountant. The Arbitrating Accountant’s function shall be to conform the Closing Balance Sheet to the requirements of Sections 1.3 and 1.4 and to calculate the Cash Portion in accordance with the terms of this Agreement based on the elements and amounts reflected on the Closing Balance Sheet.

(c) In connection with the resolution of the Dispute, the Arbitrating Accountant shall allow Purchaser and Seller to present their respective positions regarding the elements and amounts of the Closing Balance Sheet in dispute. The Arbitrating Accountant may, at its discretion, conduct a conference concerning the Dispute, at which conference Purchaser and Seller shall have the right to present additional documents, materials and other information and to have present their respective advisors, counsel and accountants. In connection with the resolution of the Dispute, there shall be no other hearings or oral examinations, testimony, depositions, discovery or other similar proceedings. Each of Purchaser and Seller shall make available to the other party and the Arbitrating Accountant, as the case may be, such documents, books, records, work papers, facilities, personnel and other information as such party or the Arbitrating Accountant may reasonably request to review the Closing Balance Sheet and to resolve the Dispute.

(d) In resolving any disputed item, the Arbitrating Accountant (i) shall be bound by the provisions of this Section 1.5, (ii) may not assign a value to any item greater than the greatest value claimed for such item or less than the smallest value for such item claimed by either Seller, on the one hand, or Purchaser, on the other hand and (iii) shall limit its decision to such items as are in dispute.

(e) The Arbitrating Accountant shall as promptly as possible, and in any event within 30 days after the date of its appointment, render its decision on the Dispute in writing to Purchaser and Seller, together with a revised Closing Balance Sheet reflecting its decision and a revised calculation of the Cash Portion based on the elements and amounts reflected on the revised Closing Balance Sheet. Each of the Arbitrating Accountant’s decision, the revised Closing Balance Sheet and the revised calculation of the Cash Portion shall be final and binding upon the parties and judgment may be entered on the award. The Arbitrating Accountant shall determine the proportion of its fees and expenses to be paid by Seller, on the one hand, and Purchaser, on the other hand, based on the degree to which the Arbitrating Accountant has accepted the positions of the respective parties.

SECTION 1.6 Manner of Payment of Purchase Price at Closing. At the Closing, the Purchase Price shall be delivered as follows:

(a) At least two business days prior to the Closing, Seller shall make a good faith estimate of the Cash Portion in accordance with the methodology set forth in Schedule 1.3, including a good faith estimate of Cash on Hand, Closing Indebtedness and the Working Capital Adjustment (the “Estimated Cash Portion”) based upon the most recent ascertainable financial information of the Company and the Subsidiaries. At the Closing, Purchaser shall deliver the Estimated Cash Portion to Seller by wire transfer of immediately available funds to such bank account as Seller shall specify by written notice to Purchaser delivered at least two business days prior to the Closing Date;

(b) In addition to the Estimated Cash Portion, at the Closing, Purchaser shall deliver to Seller the Preferred Stock (together with such certificates, instruments and other deliveries contemplated in Section 5.2) and cause the Company to deliver to Seller the Promissory Note.

SECTION 1.7 Post-Closing Payments. Following the Closing, the Cash Portion shall be finally determined in accordance with the adjustments and procedures set forth in Sections 1.3, 1.4 and 1.5. Any increase in the Cash Portion over the Estimated Cash Portion shall be paid in cash by Purchaser within two business days following the final determination of the Purchase Price. Any decrease in the Cash Portion below the Estimated Cash Portion shall be paid in cash by Seller within two business days following the final determination of the Purchase Price. Payment of such increase or decrease in the Cash Portion shall be made together with interest on such excess from the Closing Date until the date of payment in full, at the rate of 5.00% per annum, based on a year consisting of 365 days.

SECTION 1.8 Allocation of Purchase Price. The Purchase Price shall be allocated in accordance with the methodology set forth in Schedule 1.8.

SECTION 1.9 Time and Place of Closing. The transactions contemplated by this Agreement shall be consummated (the “Closing”) on the date hereof. The date on which the Closing occurs in accordance with the preceding sentence is referred to in this Agreement as the “Closing Date.”

SECTION 1.10 Withholding. The Purchaser shall be entitled to deduct and withhold from any payments made pursuant to this Agreement any Taxes required to be deducted or withheld under applicable law and any amounts so deducted or withheld shall be treated as payments made by Purchaser to Seller.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

SECTION 2.1 General Statement. The parties make the representations and warranties to each other which are set forth in this Article II. All representations and warranties of the Company are made subject to and modified by the exceptions noted in the schedules delivered by the Company to Purchaser concurrently herewith and identified as the “Disclosure Schedule”, as such may be modified from time to time pursuant to Section 3.2(e). To the extent that an item or matter is disclosed in one section of the Disclosure Schedule and it is reasonably apparent on the face of such disclosure that it also applies to disclosure required by any other section of the Disclosure Schedule, such item or matter shall be deemed to be disclosed in such other section whether or not an explicit cross-reference appears. The inclusion of any item or matter in the Disclosure Schedule is not evidence of the materiality of such item or matter for purposes of this Agreement.

SECTION 2.2 Representations and Warranties of Purchaser and Holdings. Purchaser and Holdings represent and warrant to Seller as follows:

(a) Organization, Existence and Good Standing. Purchaser is a limited liability company duly organized, existing and in good standing under the laws of the state of Delaware. Holdings is a corporation duly organized, existing and in good standing under the laws of the state of Delaware.

(b) Power and Authority. Purchaser and Holdings have full power and authority to execute and perform this Agreement, the Promissory Note, the Certificate of Incorporation and all other agreements, certificates, instruments and other documents to be executed or delivered by Purchaser and Holdings in connection with the transactions contemplated by this Agreement (collectively, the “Transaction Documents”) by Purchaser and Holdings, as applicable. The execution, delivery and performance of the Transaction Documents by Purchaser and Holdings, as applicable, and the consummation by Purchaser and Holdings, as applicable, of the transactions contemplated in this Agreement have been duly and validly approved by the Purchaser and Holdings.

(c) Enforceability. This Agreement and the other Transaction Documents to which Purchaser and Holdings are a party have been duly authorized, executed and delivered by Purchaser and Holdings and constitute legal, valid and binding obligations of Purchaser and Holdings, enforceable against Purchaser and Holdings in accordance with their respective terms, except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.

(d) Governmental Consents. Except for filings under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and a filing with the Mexican Federal Competition Commission, no material consent, authorization, order or approval of, or filing or registration with, any governmental authority is required for or in connection with the consummation by Purchaser and Holdings of the transactions contemplated by this Agreement. Neither the execution and delivery of the Transaction Documents by Purchaser and Holdings, as applicable, nor the consummation by Purchaser and Holdings, as applicable, of the transactions contemplated in this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or governmental authority or of any arbitration award to which Purchaser or Holdings is a party or by which it is bound.

(e) Other Consents and Conflicts. Neither the execution nor delivery of the Transaction Documents by Purchaser and Holdings, as applicable, nor the consummation by Purchaser and Holdings, as applicable, of the transactions contemplated in this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of Purchaser’s or Holdings’ certificate of formation, certificate of incorporation, limited liability company agreement or bylaws, as applicable). Neither Purchaser nor Holdings need to give any notice to, make any filing with or obtain any authorization, consent or approval of any natural individual, corporation, partnership, limited liability company, joint venture, association, bank, trust company, trust or other entity, whether or not legal entities, or any governmental entity, agency or political subdivision (each a “Person”) in order for the parties to consummate the transactions contemplated by this Agreement.

(f) Brokers. None of Purchaser nor any of its Affiliates have dealt with any Person who is entitled to a broker’s commission, finder’s fee, investment banker’s fee or similar payment for arranging the transactions contemplated by this Agreement or introducing the parties to each other. As used in this Agreement, (i) “Affiliate” with respect to any Person means any other Person who directly or indirectly Controls, is Controlled by or is under common Control with such Person, including, in the case of any Person who is an individual, his or her spouse, any of his or her descendants (lineal or adopted) or ancestors and any of their spouses; and (ii) “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of securities, by contract or otherwise.

(g) Actions and Proceedings. There are no (i) outstanding judgments, orders, writs, injunctions or decrees of any court, governmental agency or arbitration tribunal against Purchaser or any of its Affiliates, which have had or would reasonably be expected to have a material adverse effect on the ability of Purchaser or Holdings to consummate the transactions contemplated hereby or (ii) actions, suits, claims or legal, administrative or arbitration proceedings or investigations pending or, to the knowledge of Purchaser, threatened against Purchaser or any of its Affiliates, which have had or would reasonably be expected to have a material adverse effect on the ability of Purchaser or Holdings to consummate the transactions contemplated hereby.

(h) Accredited Investor. Purchaser is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”) and is acquiring the Units for its own account for investment and with no present intention of distributing or reselling such securities or any part thereof in any transaction which would constitute a “distribution” within the meaning of the Securities Act. Purchaser understands that the Units have not been registered under the Securities Act or any state securities laws and are being transferred to Purchaser, in part, in reliance on the foregoing representation.

(i) Solvency. Immediately after giving effect to the transactions contemplated by this Agreement and the incurrence of any indebtedness therewith, the assets of the Company and the Subsidiaries will exceed their respective liabilities. In connection with the consummation of the transactions contemplated by this Agreement and the incurrence of any indebtedness in connection therewith, neither Purchaser, Holdings, the Company nor the Subsidiaries will incur debts that will be beyond their ability to pay as such debts mature.

(j) WARN Act. Purchaser has no present plans or intention to carry out, after the Closing, any plant closing or mass layoff which would require notification under or violate the federal Worker Adjustment and Retraining Notification Act at any facility of Seller or any similar state or local law requiring notice to employees and their appropriate union representatives of a plant closing, mass layoff or similar action.

(k) No Knowledge of Misrepresentations or Omissions. Purchaser has no actual knowledge that the representations and warranties of Seller or the Company in this Agreement, as modified by the Disclosure Schedule, are not true and correct in all material respects.

(l) Independent Investigation. Purchaser has conducted an independent investigation of the Business and the Company’s and its Subsidiaries’ business operations, assets, liabilities, results of operations, financial condition and prospects in making its determination as to the propriety of the transactions contemplated by this Agreement and in entering into this Agreement, and has relied solely on the results of said investigation and on the representations and warranties of the Company and Seller expressly contained in Sections 2.3 and 2.4 of this Agreement. Nothing in this Section 2.2(l) or any other provision of this Agreement shall be deemed to constitute a waiver of any claim by Purchaser for common law fraud.

(m) Disregarded Entity. Purchaser is an entity disregarded as separate from its owner for United States federal income tax purposes.

SECTION 2.3 Representations and Warranties of the Company. The Company represents and warrants to Purchaser that, except as set forth in the Disclosure Schedule:

(a) Organization, Existence and Good Standing. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the state of its formation. The Company has qualified as a foreign limited liability company, and is in good standing, under the laws of all jurisdictions where the nature of its business or the nature or location of its assets requires such qualification and where the failure to so qualify would reasonably be expected to have a Material Adverse Effect. For the purposes of this Agreement, “Material Adverse Effect” means any change, development, occurrence, effect, circumstance or condition that has been or that reasonably would be expected to be materially adverse to the business operations, assets (including intangible assets), liabilities, condition, property or results of operations of the Company and its Subsidiaries, taken as a whole, or the ability of the parties to consummate the transactions contemplated by this Agreement; provided, however, that the foregoing shall not include (a) any adverse change, development, occurrence, effect, circumstance or condition arising from or relating to (i) the identity of the Purchaser and its Affiliates, or the Purchaser’s

post-closing plans for the Business and the Company’s or its Subsidiaries’ customers, suppliers and employees, (ii) changes in the general economic conditions or political climate in the United States and/or any other regions where the Company or its Subsidiaries operates, (iii) changes in the United States and/or global financial, banking or securities markets (including any disruption thereof, any decline in the price of any security or any market index and any currency rate fluctuations), (iv) changes generally applicable to the industries or regions in which the Company and its Subsidiaries participate or conduct the Business, including changes in raw materials prices, accounting principles and practices and the laws, rules and regulations applicable to such industries or regions, (v) actions taken by Purchaser, or by the Seller, the Company or any Subsidiary at the request of Purchaser, or (vi) any natural disasters, acts of war, terrorism, sabotage or other “acts of God,” and (b) any adverse change in or effect on the Business that is cured by the Company or any Subsidiary before the termination of this Agreement.

(b) Power and Authority. The Company has full power and authority to enter into and perform the Transaction Documents to which it is a party. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated in this Agreement have been duly and validly approved by the manager and by Seller, as the sole unitholder of the Company. No other actions are necessary on the part of the Company to authorize the execution, delivery and performance of the Transaction Documents to which the Company is a party and the consummation by the Company of the transactions contemplated herein or therein.

(c) Enforceability. This Agreement and the other Transactions Documents to be executed and delivered by the Company have been duly authorized, executed and delivered by the Company and constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.

(d) Governmental Consents and Conflicts. Except for filings under the HSR Act and a filing with the Mexican Federal Competition Commission, and except as would not reasonably be expected to have a Material Adverse Effect, no consent, authorization, order or approval of, or filing or registration with, any governmental authority is required for or in connection with the consummation by the Company of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company at the Closing of the transactions contemplated in this Agreement, will conflict with or result in a material breach of any of the terms, conditions or provisions of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or governmental authority or of any arbitration award binding on the Company or to which the Company is a party.

(e) Other Consents and Conflicts. Except as set forth in the Disclosure Schedule, neither the execution nor delivery of this Agreement, the other Transaction Documents to which Seller is a party and the Contribution Agreements by the Seller and by the Company, nor the consummation by the Seller and the Company of the transactions contemplated in this Agreement, the other Transaction Documents to which Seller is a party and the Contribution Agreements, nor compliance by the Company with any of the provisions hereof and thereof, will:

(i) conflict with or result in a violation or breach of any of the terms, conditions or provisions of, or constitute a default, under Seller’s certificate of incorporation or by-laws, the Company’s certificate of formation or operating agreement or the certificate of incorporation or by-laws (or equivalent organizational documents) of the Subsidiaries;

(ii) conflict with or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination,

cancellation, vesting, payment, exercise, acceleration, suspension or revocation) under, any of the terms, conditions or provisions of any of the Material Contracts; or

(iii) cause the suspension or revocation of any material permits, consent or licenses.

No vote of any holder of securities of Seller or the Company (equity or otherwise) is required by law, the certificate of incorporation and by-laws of the Seller or otherwise in order for the Seller and the Company to sell the Business and consummate the transactions contemplated by the Contribution Agreements and this Agreement.

(f) Subsidiaries. Each of the Subsidiaries formed under the laws of the United States (each, a “U.S. Subsidiary”) is an entity duly organized, validly existing and in good standing under the laws of its state of formation and is in good standing in all states where the nature of its business or the nature and location of its assets requires such qualification and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect. Each of the Subsidiaries formed or incorporated under the laws of any country other than the United States (each, a “Foreign Subsidiary”) is an entity duly organized or formed and validly existing under the laws of its jurisdiction of formation. Other than the Subsidiaries, the Company does not own any other direct or indirect interest (whether it be common or preferred stock or any comparable ownership interest in any Person that is not a corporation), or any subscriptions, options, warrants, calls, puts, convertible securities or other agreements or commitments for any interest in any Person.

(g) Capitalization.

(i) The Company has issued 1,000 Units and all such Units are owned by Seller. There are no other units or other equity ownership interests of the Company issued or outstanding. There are no outstanding subscriptions, options, profit or participation interests, warrants, preemptive rights, calls, puts, convertible securities or other agreements or commitments providing for the purchase, subscription, issuance, sale, transfer or encumbrance of any shares of capital stock or other securities of the Company.

(ii) The authorized and outstanding capital stock, membership or other equity interests of the Subsidiaries are set forth on the Disclosure Schedule. There are no shares of capital stock, membership interests or other equity interests of any Subsidiary of any other class authorized, issued or outstanding. All issued and outstanding shares of capital stock or other equity interests of the Subsidiaries are owned of record as set forth on the Disclosure Schedule, and all outstanding shares of capital stock are fully paid and nonassessable. There are no outstanding subscriptions, options, profit or participation interests, warrants, preemptive rights, calls, puts, convertible securities or other agreements or commitments of any character providing for the purchase, subscription, issuance, sale, transfer or encumbrance of any shares of capital stock or other securities of any of the Subsidiaries.

(h) Financial Statements. True, correct and complete copies of the consolidated balance sheets, consolidated statements of income, consolidated statements of cash flows and notes to financial statements of the Business as of and for the fiscal years ended on December 31, 2006 and December 31, 2007, as audited by Seller’s accountants (the “Audited Financial Statements”), are contained in the Disclosure Schedule. True, correct and complete copies of the unaudited consolidated balance sheet and unaudited consolidated statements of income and cash flows of the Business as of and for the period ended on June 30, 2008 (such financial statements, the “Interim Financial Statements” and such date, the “Interim Financial Statement Date”) are also contained in the Disclosure Schedule. The Audited Financial Statements and the Interim Financial Statements present fairly, in all material respects, the consolidated financial position of the Company and the Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows of the Company and the Subsidiaries for the periods covered by said statements, in accordance with generally accepted accounting principles (“GAAP”) consistently applied through the periods covered thereby, except as disclosed therein, and, in the case of the Interim Financial Statements, except for (i) year-end adjustments and (ii) the omission of footnote disclosures and other presentation items required by GAAP. The Audited Financial Statements and the Interim Financial Statements are referred to collectively as the “Financial Statements”.

(i) Undisclosed Liabilities; Indebtedness.

(i) Neither the Company nor any Subsidiary has any liabilities or obligations that would be required to be reflected or reserved against in a consolidated balance sheet of the Company prepared as of the Closing in accordance with GAAP, except (i) liabilities and obligations reflected on or referenced in the Financial Statements, and (ii) liabilities and obligations which have arisen after the date of the Financial Statements in the ordinary course of business, consistent with past practice (“Ordinary Course of Business”) (it being understood that the representations and warranties contained in this Section 2.3(i) shall not be used to circumvent the negotiated limitations and qualifications contained in the other representations and warranties contained in this Agreement such as dollar thresholds, knowledge qualifiers, materiality and Material Adverse Effect qualifiers and similar qualifications and limitations).

(ii) Except as otherwise set forth on the Disclosure Schedule, the Company and its Subsidiaries have no outstanding Indebtedness as of the Closing. For purposes of this Agreement, the term “Indebtedness” means, without duplication, (1) Closing Indebtedness, (2) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker’s acceptances issued for the account of the Company and its Subsidiaries and for which the Company and its Subsidiaries are obligors; (3) all obligations of a type described in clauses (1) and (2) of any other Person, the payment of which is guaranteed, directly or indirectly, by the Company or its Subsidiaries; (4) all indebtedness and obligations of the types described in the foregoing clauses (1) through (3) to the extent secured by any Lien on any property or asset owned or held by the Company or its Subsidiaries as of the Closing, regardless of whether the indebtedness secured thereby shall have been assumed by the Company or its Subsidiaries or is nonrecourse to the credit of the Company or its Subsidiaries; and (5) charges, expenses, fees, penalties, duties, breakage costs and other obligations of the Company and its Subsidiaries that are incurred in connection with the repayment or refinancing of the existing Indebtedness of the Company or its Subsidiaries prior to the Closing.

(j) Condition and Sufficiency of Assets. The assets, rights, properties and interests of the Company and the Subsidiaries, taken as a whole, constitute, in all material respects, all of the assets, rights, properties and interests necessary for the Company and the Subsidiaries to conduct the Business from and after the Closing Date in all material respects in the Ordinary Course of Business as conducted by Seller prior to the Contribution and as such businesses were conducted in the six months prior to the date of this Agreement. To the Company’s Knowledge, the assets of the Company and the Subsidiaries are in reasonably good operating condition and repair, normal wear and tear excepted.

(k) Title to Assets. The Company and the Subsidiaries have good title to their respective owned assets (and Seller and Seller’s Affiliate have no ownership right, title or interest therein), free and clear of any Liens, except for (i) statutory liens for Taxes not yet due; (ii) statutory liens of landlords, carriers, warehousemen, mechanics and materialmen incurred in the Ordinary Course of Business for sums not yet due; (iii) liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations; (iv) minor irregularities of title which do not in the aggregate materially detract from the value or use of the Company’s or any of the Subsidiaries’ respective assets; and (v) mortgages and security interests securing the Indebtedness (collectively, “Permitted Liens”). The foregoing representation and warranty shall not apply to the Real Property, which is dealt with exclusively in Section 2.3(t), or the Intellectual Property, which is dealt with exclusively in Section 2.3(v).

(l) Taxes.

(i) For purposes of this Agreement, the term “Taxes” means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, value added, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, and the term “Tax” means any one of the foregoing Taxes; the term “Income Tax Returns” means all returns, declarations, reports, statements and other documents required to be filed in respect of income Taxes, or franchise or gross receipts Taxes imposed in lieu thereof and the term “Return” means any one of the foregoing Returns; and the term “Code” means the Internal Revenue Code of 1986, as amended from time to time;

(ii) All material federal, state, local and foreign Tax returns and reports as are and have been required to be filed by or which include the Company or any Subsidiary (A) have been prepared and filed in a timely manner; (B) are or will be true, complete and correct in all material respects; and (C) all such amounts shown thereon to be due have been timely paid in full;

(iii) Neither the Company nor any Subsidiary nor any affiliate thereof has executed or filed with the Internal Revenue Service or any other taxing authority any agreement extending the period for assessment or collection of any income or other Taxes for which the Company or any Subsidiary would be liable;

(iv) There are no Tax sharing, allocation or similar agreements in effect as between Company and any Subsidiary, or any affiliate thereof, and any other person, under which Company or any Subsidiary, or any of its former subsidiaries, could be liable for any taxes or other claims of any party;

(v) The Disclosure Schedule indicates those Income Tax Returns of or which include the Company or any Subsidiary which have been audited since December 31, 2003, and indicates which of those Income Tax Returns are currently subject to audit; and

(vi) The Company has delivered to Purchaser true, correct and complete copies of all federal Income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company or any Subsidiary or which relate to the Company or any Subsidiary since December 31, 2003.

(vii) No unresolved claim is pending or threatened against the Company or any Subsidiary by a Tax authority in a jurisdiction where the Company, or any Subsidiary, as applicable, does not file Tax Returns that the Company, or any Subsidiary, as applicable, is or may be subject to Tax in that jurisdiction. Other than with respect to any Foreign Subsidiary, neither the Company nor any Subsidiary, as applicable, has or has never had, a permanent establishment or other taxable presence in any foreign country (from the perspective of the laws of the country in which the relevant entity was established), as determined pursuant to applicable foreign law and any applicable Tax treaty or convention between the United States and such foreign country.

(viii) The Company and PaceMexico are each an entity that is treated as disregarded as separate from its owner for United States federal income tax purposes.

(m) Conduct of Business. Since December 31, 2007, neither the Seller, the Company nor any Subsidiary has:

(i) sold or transferred any portion of the assets or properties of the Business that would be material to the Business as a whole, except for sales of its inventory and transfers of cash in payment of trade payables, all in the Ordinary Course of Business, and except as contemplated by this Agreement or the Contribution Agreements;

(ii) suffered any material loss, or any material interruption in use, of any material assets or property (whether or not covered by insurance), on account of fire, flood, riot, strike or other hazard or Act of God, in each case solely with respect to the Business;

(iii) waived any material right or cancelled or compromised any material debt or claim, in each case solely with respect to the Business other than in the Ordinary Course of Business;

(iv) entered into any material settlement, consent decree or other agreement or arrangement with any governmental authority or Person that will materially limit or materially and adversely impact the way in which the Business may be operated;

(v) other than with respect to Seller, paid or declared any dividends or other distributions on its equity securities of any class or purchased or redeemed any of its equity securities of any class, other than in the Ordinary Course of Business; or

(vi) without limitation by the enumeration of any of the foregoing, entered into any material transaction other than in the usual and Ordinary Course of Business and other than as contemplated in this Agreement or in the Contribution Agreements.

The foregoing representations and warranties shall not be deemed to be breached by virtue of the entry by the Company and Seller into this Agreement and/or the Contribution Agreements or the consummation of the transactions contemplated hereby or thereby.

(n) Contracts. Seller is not party to any undischarged contracts, agreements, leases and other instruments with the Company or any Subsidiary that are material to the Business as a whole. The Disclosure Schedule contains a list of each of the following undischarged contracts, agreements, leases and other instruments to which the Company or any Subsidiary is a party or is bound (each a “Material Contract”):

(i) agreements for the employment for any period of time whatsoever of any employee of the Business, the Company or any of the Subsidiaries (each, a “Designated Employee”);

(ii) collective bargaining agreements;

(iii) plans, agreements or arrangements providing for bonuses, deferred compensation, profits interests or unit appreciation rights with respect to any Designated Employee;

(iv) leases or subleases, either as lessee or sublessee, lessor or sublessor, of personal property or intangibles, where the lease or sublease provides for an annual rent in excess of $150,000 and has an unexpired term as of the date hereof in excess of one (1) year;

(v) agreements restricting the Company’s or any of the Subsidiaries’ right to compete with any other Person, restricting the Company’s or any of the Subsidiaries’ right to sell to or purchase from any other Person, or restricting the Company’s or any of the Subsidiaries’ right to solicit for employment or hire any Person;

(vi) agreements restricting in any manner any Person’s right to compete with the Company or any of the Subsidiaries, restricting Person’s right to sell to or purchase from any customer or vendor of the Company or any of the Subsidiaries, or restricting the right of any Person to solicit for employment or hire any employee of the Company or any of the Subsidiaries;

(vii) agreements of agency, representation, distribution, or franchise which cannot be canceled by the Company or any of the Subsidiaries without payment or penalty upon notice of 90 days or less;

(viii) agreements with an unexpired term as of the date hereof in excess of one (1) year with respect to the sale of goods or rendering of services to the top 25 customers of the Business, measured by sales volume (in dollars) for the 12 month period ended on December 31, 2007;

(ix) agreements with an unexpired term as of the date hereof in excess of one (1) year with respect to the purchase of goods or rendering of services by the top 10 suppliers or vendors of the Business, measured by sales volume (in dollars) for the 12 month period ended on December 31, 2007;

(x) loan or credit agreements, pledge agreements, notes, security agreements, mortgages, debentures, indentures, factoring agreements or letters of credit;

(xi) partnership agreements or joint venture agreements; or

(xii) any other agreements which provide for the receipt or expenditure of more than $500,000 in any single year, except purchase orders and other agreements for the purchase or sale of goods or rendering of services in the Ordinary Course of Business.

All agreements, leases, subleases and other instruments referred to in this Section 2.3(n) are binding upon the Company or one of the Subsidiaries (as the case may be) and, to the Company’s Knowledge, the other parties thereto, except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies. No default by the Company or any Subsidiary has occurred thereunder and, to the Company’s Knowledge, no default by the other contracting parties has occurred thereunder, in each case which could reasonably be expected to have a Material Adverse Effect.

(o) Insurance. The Disclosure Schedule contains a list of all insurance policies (including fire and casualty, general liability, theft, life, workers’ compensation, directors and officers, business interruption and all other forms of insurance) which are owned by the Company or any of the Subsidiaries or which name the Company or any of the Subsidiaries as an insured (or loss payee), including without limitation those which pertain to the Company’s and the Subsidiaries’ respective assets, employees or operations. All such insurance policies are in full force and effect, and all premiums due thereunder have been paid and neither the Company nor any of the Subsidiaries has received any notice of cancellation or termination in respect of any such policy or is in default thereunder in any material respect. To the Company’s Knowledge, there are no pending or threatened material claims against the Company or any Subsidiary that have been denied insurance coverage. This representation shall not be deemed to limit or alter the effect of Section 6.9.

(p) Permits. The Company and the Subsidiaries possess all licenses, permits and government approvals (“Permits”) that are required in order for the Company and the Subsidiaries to conduct the Business as presently conducted and which, if not possessed, could reasonably be expected to have a Material Adverse Effect.

(q) Litigation. Except as set forth in the Disclosure Schedule, there is no action, suit, litigation, arbitration or proceeding, in law or in equity, and there are no material proceedings or governmental investigations before any commission, court, tribunal, agency, official or other instrumentality of the government of the United States or of any foreign country, any state or political subdivision of any such government (whether state, provincial, county, city, municipal or otherwise) or other administrative authority (each, an “Action”) pending, or, to the Company’s Knowledge, overtly threatened in writing, against the Company or any Subsidiary with respect to the Business or with respect to the consummation of the transactions contemplated by this Agreement. Neither the Company nor any Subsidiary is a party to, or bound by, any judgment, decree, injunction, rule, order or arbitration award (or any material agreement entered into in any administrative, judicial or arbitration proceeding with any governmental authority).

(r) Product Liability. There are no claims, charges, complaints, actions, suits, proceedings or investigations pending or, to the Company’s Knowledge, threatened against Seller, the Company or any of the Subsidiaries (and, to the Company’s Knowledge, there is no reasonable basis for any material present or future claims, charges, complaints, actions, suits, proceedings or investigations against Seller, the Company or any of the Subsidiaries) arising out of any injury or reasonably likely injury to Persons or property as a result of the ownership, possession, or use of any product manufactured, sold or delivered by the Seller (with respect to the Business), the Company, any of the Subsidiaries or the Business or as a result of Seller’s (with respect to the Business), the Company’s or any of the Subsidiaries’ delivery of any service, including but not limited to any such injury claims arising out of the defective or unsafe nature of the Business’ products or services (collectively, “Product Liability Claims”). For the avoidance of doubt, nothing in this Section 2.3(r) or any other provision of this Agreement shall be deemed to be a representation, warranty or assurance regarding product warranty issues, returns or similar matters.

(s) Compliance with Laws. Neither the Company nor any Subsidiary is in violation of, or delinquent in respect to, any material decree, order or arbitration award or any material law, statute or regulation of any federal, state or local governmental authority with respect to the Business, including laws, statutes and regulations relating to equal employment opportunities, fair employment practices, discrimination, immigration and occupational safety and health. The foregoing representations and warranties do not apply to Environmental Laws, compliance with which is addressed exclusively in Section 2.3(u).

(t) Real Property.

(i) The Disclosure Schedule identifies by street address and legal description all real property owned by the Company or any of the Subsidiaries (“Owned Real Property”). The Company or one of the Subsidiaries holds fee simple title to the Owned Real Property, subject only to (a) real estate taxes, assessments and municipal liens not delinquent; (b) to covenants, conditions, restrictions, easements and other encumbrances of record; and (c) such facts as would be disclosed by a survey or inspection of the Owned Real Property.

(ii) The Disclosure Schedule identifies by street address all real property leased or subleased by the Company or any of the Subsidiaries (“Leased Real Property” and, together with the Owned Real Property, the “Real Property”). All Leased Real Property is leased to the Company or one of the Subsidiaries pursuant to written leases, complete and accurate copies of which have been previously delivered to Purchaser. Neither the Company nor any Subsidiary has subleased any material portion of the Leased Real Property.

(u) Environmental Matters.

(i) As used in this Agreement, “Environmental Laws” means all national, foreign, federal, state and local statutes, laws, ordinances, rules, regulations, constitutions, treaties and policies having the force of law, any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, and the common law, relating to pollution or protection of the environment (including any emission, discharge, seepage or release to air, land, surface water or groundwater of any Hazardous Materials), the preservation or reclamation of natural resources, the presence, management, transportation, storage, treatment, use, or release of, or exposure to Hazardous Materials, or to the protection of human health and safety from exposure to Hazardous Materials, including but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.) (“CERCLA”), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.) (“RCRA”), the Clean Water Act (33 U.S.C. § 1251 et seq.) (“CWA”), the Clean Air Act (42 U.S.C. § 7401 et seq.) (“CAA”), the Safe Drinking Water Act 42 U.S.C. § 300f et seq.) (“SDWA”), the Toxic Substances Control Act 15. U.S.C. 2601 et seq.) (“TSCA”), and the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.) and each of their state and local counterparts or equivalents.

(ii) As used in this Agreement, “Hazardous Material(s)” means any material or substance including any chemical, compound, solid, gas, liquid, or product, that, whether by its nature or use, is defined as a hazardous waste, hazardous substance, pollutant or contaminant under any Environmental Law, or which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and which is regulated under any Environmental Law (including without limitation asbestos, PCB’s or lead in any form or condition, petroleum (including crude oil or any fraction thereof), gasoline, diesel fuel or another petroleum hydrocarbon product).

(iii) As used in this Agreement, “Environmental Permits” means all permits, licenses, registrations, and governmental approvals and authorizations required by or pursuant to any Environmental Law.

(iv) The Company and the Subsidiaries are in material compliance with all applicable Environmental Laws.

(v) The Company and the Subsidiaries possess all Environmental Permits which are required for the operation of their respective Businesses (or any part thereof), are in material compliance with all of the requirements and limitations in such Environmental Permits, and have not received written notice of revocation, modification, cancellation or expiration of any such permits.

(vi) Solely with respect to the Business and Real Property, during the three years prior to the date of this Agreement, none of the Seller, the Company nor any Subsidiary has received any written notice from any governmental authority or other party regarding (i) any actual or alleged material violation of any Environmental Laws or Environmental Permits, including any investigatory, remedial or corrective obligations relating to the Company or the Subsidiaries or the Leased Real Property arising under Environmental Laws, or (ii) any actual or alleged responsibility for the investigation or cleanup of any Hazardous Materials.

(vii) Neither the Company nor the Subsidiaries nor Seller (solely in relation to the Business and/or the Real Property) are the subject of any pending, or, to the Company’s Knowledge, threatened litigation or proceeding in any forum, judicial or administrative or arbitral, involving a demand for damages, injunctive relief, penalties or other potential remedy with respect to liability under or violations of any Environmental Law.

(viii) Seller has made available to Purchaser Phase I and Phase II Environmental Site Assessments in its possession for the Real Property.

(viii) Notwithstanding any other provision of this Agreement, the representations and warranties set forth in this Section 2.3(u) are the only representations and warranties relating to Environmental Laws or Environmental Permits made by the Company and the Subsidiaries under this Agreement.

(v) Intellectual Property.

(i) The Disclosure Schedule sets forth a complete and accurate list of the following intangible property which is necessary to operate the Business as presently conducted:

(A) all registered U.S. and foreign patents, design patents, registered designs and pending applications to register any of the foregoing (the “Patents”);

(B) all U.S. and foreign trademark and service mark registrations, pending applications to register any trademarks and service marks and material unregistered trademarks and service marks (the “Trademarks”); and

(C) all U.S. and foreign copyright registrations and pending applications to register any copyrights (the “Copyrights”, together with the Patents and Trademarks, the “Intellectual Property”).

(ii) The Company has no Knowledge of any claim that any third party asserts ownership rights in any of the Intellectual Property. The Company has no Knowledge of any claim that the Company’s use of any Intellectual Property infringes any right of any third party. The Company has no Knowledge of any Person that is infringing any of the Company’s rights in any of the Intellectual Property. Neither the Company nor any Subsidiary has received written notice of any claim of any Person relating to the scope, ownership or use of any of the Intellectual Property.

(iii) This Section 2.3(v) constitutes the sole and exclusive representations and warranties of the Company with respect to any Intellectual Property.

(w) Employee Benefits.

(i) The Disclosure Schedule lists all employee benefit plans (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all other health and dental , life insurance, compensation, bonus or incentive compensation, profit sharing, pension, equity, retirement, vacation pay, disability, severance, deferred compensation, change in control, retention, unemployment compensation, fringe benefit and other employee benefit plans, policies, arrangements, and programs maintained by the Company or any of its Subsidiaries or maintained with respect to the Company’s or its Subsidiaries’ employees or with respect to which the Company or any of its Subsidiaries may have any liability or contingent liability (the “Benefit Plans”). The Disclosure indicates those Benefit Plans that are sponsored by the Company or any of its Subsidiaries (the “Company Benefit Plans”). For periods from and after the Closing, the Benefit Plans, other than the Company Benefit Plans, no longer will be available to the Company’s or the Subsidiaries’ employees (and, immediately prior to the Closing, the Company and each Subsidiary shall cease to be participating employers in and shall have no further obligations thereunder).

(ii) A true and correct copy of each of the Company Benefit Plans and all material contracts relating thereto, or to the funding thereof, including, without limitation, all material trust agreements, insurance contracts, administration contracts, investment management agreements, subscription and participation agreements and recordkeeping agreements, each as in effect on the date hereof, has been supplied to Purchaser. In the case of any Company Benefit Plan which is not in written form, Purchaser has been supplied with an accurate description of such Company Benefit Plan as in effect on the date hereof. A true and correct copy of the most recent annual report, actuarial report, accountant’s opinion of the plan’s financial statements, summary plan description and Internal Revenue Service determination or opinion letter with respect to each Company Benefit Plan has been made available to Purchaser.

(iii) All Company Benefit Plans comply and have been administered in form and in operation in all material respects in accordance with their terms and with all applicable requirements of law, and, to the Company’s Knowledge, no event has occurred which will or is reasonably likely to cause any such Company Benefit Plan to fail to comply with such requirements and no notice has been issued by any governmental authority questioning or challenging such compliance.

(iv) Each Company Benefit Plan which is an employee pension benefit plan is the subject of a favorable determination or opinion letter issued by the Internal Revenue Service (“IRS”) with respect to the qualified status of such plan under section 401(a) of the Code and the tax-exempt status of any trust which forms a part of such plan under section 501(a) of the Code, all amendments to any such plan for which the remedial amendment period (within the meaning of section 401(b) of the Code and applicable regulations) has expired are covered by a favorable IRS determination or opinion letter, and no event has occurred which will or could give rise to disqualification of any such plan under such sections.

(v) None of the assets of any Company Benefit Plan are invested in employer securities or employer real property.

(vi) The Company Benefit Plans provide benefits only to or with respect to employees of the Company and its Subsidiaries and only the Company and its Subsidiaries are participating employers in the Company Benefit Plans.

(vii) There have been no “prohibited transactions” (as described in section 406 of ERISA or section 4975 of the Code) with respect to any Company Benefit Plan and none of the Company nor any of its Affiliates has engaged in any prohibited transaction.

(viii) There have been no acts or omissions by the Seller or any of its Affiliates which have given rise to or may give rise to interest, fines, penalties, taxes or related charges under section 502 of ERISA or Chapters 43, 47, 68 or 100 of the Code for which the Company or any of its Subsidiaries may be liable or under section 409A of the Code for which the Company, any of its Subsidiaries or any participant in any Company Benefit Plan that is a nonqualified deferred compensation plan (within the meaning of Section 409A of the Code) may be liable.

(ix) None of the payments contemplated by the Company Benefit Plans would, in the aggregate, constitute excess parachute payments (as defined in section 280G of the Code (without regard to subsection (b)(4) thereof)).

(x) There are no actions, suits or claims (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened involving any Company Benefit Plan or the assets thereof and no facts exist which could give rise to any such actions, suits or claims (other than routine claims for benefits).

(xi) None of the Company Benefit Plans is subject to Title IV of ERISA. With respect to any Company Benefit Plan that is subject to Title IV of ERISA (other than a multiemployer plan (within the meaning of section 3(37) of ERISA)):

(A) there has been no reportable event (as described in section 4043 of ERISA);

(B) no steps have been taken to terminate any such plan;

(C) there has been no withdrawal (within the meaning of section 4063 of ERISA) of a “substantial employer” (as defined in section 4001(a)(2) of ERISA);

(D) no event or condition has occurred which might constitute grounds under section 4042 of ERISA for the termination of or the appointment of a trustee to administer any such plan; and

(E) all contributions under Section 412 of the Code or section 302 of ERISA have been made when due.

(xii) None of the Company or any of its Subsidiaries has any liability or contingent liability for providing, under any Company Benefit Plan or otherwise, any post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and section 4980B of the Code or applicable state law.

(xiii) Each employee pension benefit plan which is a multiemployer plan with respect to which the Company or any of its Subsidiaries may have any liability or contingent liability and the most recent information regarding withdrawal liability is listed on the Disclosure Schedule. With respect to such plans:

(A) all contributions have been made as required by the terms of the plans, the terms of any collective bargaining agreements and applicable law;

(B) none of the Company or any of its Affiliates has withdrawn, partially withdrawn, or received any notice of any claim or demand for withdrawal liability or partial withdrawal liability; and

(C) none of the Company or any of its Affiliates has received any notice that any such plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than required under section 412 of the Code, or than any such plan is or may become insolvent.

(x) Employees. Except as set forth in Schedule 2.3(n), neither the Company nor any Subsidiary is a party to or otherwise bound by any collective bargaining agreement or similar contract or other agreement with a labor union as of the date hereof. There is no request for union representation pending or overtly threatened in writing against the Company or any Subsidiary. There are no material unfair labor practice charges or material employee grievance charges with respect to the Company or any Subsidiary that are pending or overtly threatened in writing against the Company or any Subsidiary. As of the date hereof, neither the Company nor any Subsidiary is the subject of any proceeding seeking to compel the Company or any Subsidiary to bargain with any labor union or labor organization. No representation election petition has been filed by any employee or is pending with the National Labor Relations Board. Except as would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any Subsidiary has during the last twelve months prior to the date hereof been the subject of any pending or, to the Knowledge of the Company, threatened, labor strike, labor dispute, walkout, work stoppage, slow-down, handbilling, picketing, or lockout involving the Company or any Subsidiary. No arbitration demand, whether or not filed pursuant to a collective bargaining contract, with respect to an employee has been filed or threatened or is pending against the Company. The Company has not taken any action with respect to the transactions contemplated hereby that could constitute a “mass layoff” or “plant closing” within the meaning of the WARN Act or would otherwise be reasonably likely to trigger any notice requirement or liability under any local or state plant closing notice law.

(y) Related Parties Transactions. Neither the Company nor any Subsidiary has entered into or is bound by any material agreements, contracts, arrangements or other material business relationships with Seller or with any of the Company’s and the Subsidiaries’ directors, managers, officers, members, stockholders, partners, and their respective Affiliates (the “Related Parties”) other than Company Benefit Plans and ordinary course arrangements and policies incident to employment. Neither Seller nor any Affiliate of Seller (excluding the Company and the Subsidiaries) has entered into or is bound by any material agreements, contracts, arrangements or other material business agreements, contracts, arrangements or other material business relationships with any of the other Related Parties other than Benefit Plans.

(z) Customers and Suppliers. Section 2.3(z) of the Disclosure Schedule sets forth (i) a list of the twenty-five (25) largest customers of the Business, taken as a whole, in terms of sales during the year ended December 31, 2007 (the “Material Customers”), and the approximate U.S. dollar value of the sales to each such Material Customer during such period, and (ii) a list of the ten (10) largest suppliers of the Business in terms of purchases during the year ended December 31, 2007 (the “Material Suppliers”), and the approximate U.S. dollar value of the purchases from each such Material Supplier during such period. None of Seller, the Company or any of the Subsidiaries has received written notice or an overt and specific oral indication that: (x) any of the Material Customers will terminate its relationship with the Business prior to any contract termination date, or will substantially reduce the volume of products or services purchased from the Business in any material respect outside the Ordinary Course of Business, including without limitation as a result of the transactions contemplated by the Contribution Agreements and this Agreement; or (y) any of the Material Suppliers will cease selling a material quantity of raw materials to the Company or any of the Subsidiaries on terms and conditions substantially similar to those currently in effect, subject to customary price increases and fluctuations in commodity prices experienced in the ordinary course of the Business or the industry in which the Business operates.

(aa) Receivables. The Company’s accounts receivable (i) arise from sales actually made in the Ordinary Course of Business and (ii) to the Company’s Knowledge, are not subject to valid defenses, set-offs or counterclaims (other than returns in the Ordinary Course of Business and subject to any applicable reserves for bad debts).

(bb) Inventory. The quantities of each item of inventory of the Company and the Subsidiaries are not excessive, but are reasonable in the present circumstances of the Company and the Subsidiaries (in each case after taking into account any applicable reserves).

(cc) Brokers. With the exception of Piper Jaffray, none of Seller, its Affiliates, the Company or the Subsidiaries have dealt with any Person who is entitled to a broker’s commission, finder’s fee, investment banker’s fee or similar payment from Purchaser, the Company or any of the Subsidiaries for arranging the transactions contemplated by this Agreement or introducing the parties to each other.

SECTION 2.4 Representations and Warranties of Seller. Seller represents and warrants to Purchaser as follows:

(a) Organization, Existence and Good Standing. Seller is a corporation duly organized, existing and in good standing under the laws of the State of Missouri.

(b) Power and Authority. Seller has full power and authority to execute and perform this Agreement and all other Transaction Documents to be executed or delivered by Seller in connection with the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Seller and the performance by it of all of its obligations under this Agreement have been duly approved prior to the date of this Agreement by all requisite action of its board of directors. The approval of Seller’s shareholders for Seller to execute this Agreement or consummate the transactions contemplated by this Agreement is not required.

(c) Enforceability. This Agreement and the other Transactions Documents to which Seller is a party have been duly executed and delivered by Seller and constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.

(d) Governmental Consents. Other than filings under the HSR Act and a filing with the Mexican Federal Competition Commission, no material consent, authorization, order or approval of, or filing or registration with, any governmental authority is required for or in connection with the consummation by Seller of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by Seller, nor the consummation by Seller of the transactions contemplated by this Agreement will conflict with or constitute a breach of any of the terms, conditions or provisions of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or governmental authority or of any arbitration award, to which Seller is a party or by which Seller is bound.

(e) Other Consents and Conflicts. Neither the execution and delivery of this Agreement and the other Transaction Documents by Seller, nor the consummation by Seller of the transactions contemplated by this Agreement will conflict with or constitute a breach of any of the terms, conditions or provisions of its articles of incorporation or by-laws. Seller does not need to give any notice to, make any filing with or obtain any authorization, consent or approval of any Person in order for the parties to consummate the transactions contemplated by this Agreement.

(f) Actions and Proceedings. There are no (i) outstanding judgments, orders, writs, injunctions or decrees of any court, governmental agency or arbitration tribunal against Seller or any of its Affiliates which have had or would reasonably be expected to have a material adverse effect on the ability of Seller or the Company to consummate the Contribution or the transactions contemplated hereby or (ii) actions, suits, claims or legal, administrative or arbitration proceedings or investigations pending or, to the Seller’s or the Company’s Knowledge, threatened against Seller or any of its Affiliates which have had or would reasonably be expected to have a material adverse effect on the ability of Seller or the Company to consummate the Contribution or the transactions contemplated hereby.

(g) Title to Units. Seller owns all issued and outstanding Units of the Company, free and clear of all Liens, other than agreements between the Company and Seller which will be terminated as of the Closing and other than any restrictions imposed by federal or state securities laws.

(h) FIRPTA. Seller is not a foreign person within the meaning of Code Section 1445(f)(3).

SECTION 2.5 Limitation on Warranties. Except as expressly set forth in this Agreement, each of the Seller and the Company disclaims all liability and responsibility for any representation, warranty, covenant, agreement, or statement made or information communicated (orally or in writing) to Purchaser (including any opinion, information, or advice which may have been provided to Purchaser or any of its Affiliates by any stockholder, unitholder, partner, director, officer, employee, accounting firm, legal counsel, or other agent, consultant, or representative of Seller and including any representations, statements or projections as to the future or historical financial condition, prospects, results of operations, assets or liabilities of the Company or the quality, quantity or condition of the assets of the Company). ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY EXCLUDED. THE PARTIES MAKE NO REPRESENTATIONS OR WARRANTIES TO EACH OTHER, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, AND ANY AND ALL PRIOR REPRESENTATIONS AND WARRANTIES MADE BY ANY PARTY OR ITS REPRESENTATIVES, WHETHER VERBALLY OR IN WRITING, ARE DEEMED TO HAVE BEEN MERGED INTO THIS AGREEMENT, IT BEING INTENDED THAT NO SUCH PRIOR REPRESENTATIONS OR WARRANTIES SHALL SURVIVE THE EXECUTION AND DELIVERY OF THIS AGREEMENT.

SECTION 2.6 Definition of Knowledge. For the purposes of this Agreement, the Company’s Knowledge (or similar phrases) shall be limited to the actual knowledge of David Haffner, Matthew Flanigan, Russell Iorio and John Lyckman, after reasonable consultations and discussions with Dan Hebert, Scott Bull, Craig Potter and Jeff Blaschke.

ARTICLE III

CONDUCT PRIOR TO THE CLOSING

[Intentionally omitted]

ARTICLE IV

CONDITIONS TO CLOSING

[Intentionally Omitted]

ARTICLE V

CLOSING

SECTION 5.1 Form of Documents. At the Closing, the parties shall deliver the documents, and shall perform the acts, which are set forth in this Article V. All documents which the Company and Seller deliver shall be in form and substance reasonably satisfactory to Purchaser and Purchaser’s counsel. All documents which Purchaser delivers shall be in form and substance reasonably satisfactory to Seller and Seller’s counsel.

SECTION 5.2 Purchaser’s Deliveries. At the Closing, Purchaser shall execute and/or deliver to Seller all of the following. If the Closing occurs, it shall be conclusively deemed that all such documents or deliveries have been delivered or made and are satisfactory to the Seller.

(a) the Estimated Cash Portion;

(b) the Promissory Note, together with any certificates, instruments and other closing deliveries reasonably requested by Seller that would customarily be provided to a third party lender;

(c) the Preferred Stock, together with any certificates, agreements, instruments and other closing deliveries reasonably requested by Seller that would customarily be provided to a third party investor with respect to the issuance of preferred stock;

(d) evidence that concurrently with the consummation of the transactions contemplated by this Agreement, Purchaser has initiated the payment in full of the Closing Capitalized Lease Obligations in accordance with the terms and conditions of the payoff letter provided to the parties hereto on or prior to Closing;

(e) copies of all loan documentation entered into by Purchaser, Holdings, the Company or any of its Subsidiaries with respect to any senior, mezzanine or subordinated financing arrangements;

(f) copies of any management agreement, advisory agreement or similar affiliate contract between Purchaser or any of its Affiliates and the Company or any of its Subsidiaries;

(g) certified copies of Purchaser’s, Holdings’ and the Intermediate Company’s certificates of incorporation or certificate of formation, as applicable, issued by the secretaries of state of Purchaser’s, Holdings’ and the Intermediate Company’s states of incorporation and evidence of filing of Holdings’ Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware;

(h) certificates of good standing of Purchaser, Holdings and the Intermediate Company, issued not earlier than ten days prior to the Closing Date by the secretaries of state of Purchaser’s, Holdings’ and the Intermediate Company’s states of incorporation;

(i) a certificate executed by the secretary or another authorized person of Purchaser certifying as true and correct the following: (i) the incumbency and specimen signature of each officer of Purchaser executing this Agreement and any other document delivered hereunder on behalf of Purchaser; (ii) a copy of Purchaser’s limited liability company agreement; and (iii) a copy of the resolutions of Purchaser’s sole member or other applicable managing body authorizing the execution, delivery and performance of this Agreement and any other documents delivered by Purchaser hereunder;

(j) a certificate executed by the secretary of Holdings certifying as true and correct the following: (i) the incumbency and specimen signature of each officer of Holdings executing this Agreement and any other document delivered hereunder on behalf of Holdings; (ii) a copy of Holdings’ bylaws; and (iii) a copy of the resolutions of Holdings’ board of directors authorizing the execution, delivery, issuance and performance of the Preferred Stock, the amended and restated certificate of incorporation authorizing the Preferred Stock and any other documents delivered by Holdings hereunder;

(k) a certificate executed by the secretary of the Intermediate Company certifying as true and correct the following: (i) the incumbency and specimen signature of each officer of the Intermediate Company executing this Agreement and any other document delivered hereunder on behalf of the Intermediate Company; (ii) a copy of the Intermediate Company’s bylaws; and (iii) a copy of the resolutions of the Intermediate Company’s board of directors authorizing the execution, delivery and performance of this Agreement and any other documents delivered by the Intermediate Company hereunder; and

(l) such other closing documents and deliveries as mutually agreed upon by the parties hereto.

SECTION 5.3 Seller’s and the Company’s Deliveries. At the Closing, Seller or the Company, as applicable, shall execute or deliver to Purchaser all of the following. If the Closing occurs, it shall be conclusively deemed that all such documents or deliveries have been delivered or made and are satisfactory to the Purchaser.

(a) certificates representing all outstanding Units (if certificated) and duly expressed unit powers;

(b) physical possession of the minute books and unit records of the Company and the Subsidiaries;

(c) the written resignations effective as of the Closing Date of such directors of the Company and the Subsidiaries as requested by Purchaser to resign;

(d) a copy of a consent to assignment executed by Briggs & Stratton, Inc. with respect to that certain Supply Agreement between Seller and Briggs & Stratton, Inc. dated as of August 30, 2004.

(e) payoff letters, issued by the holders of Closing Capitalized Lease Obligations, setting forth the amounts required to repay all Closing Capitalized Lease Obligations in full on the Closing Date;

(f) certified copies of the Seller’s, Company’s, and each Subsidiary’s certificate of formation or certificate or articles of incorporation issued by the secretary of state of the Seller’s, the Company’s or the Subsidiaries’ respective states of formation or incorporation;

(g) certificate of good standing of the Seller, the Company and each Subsidiary issued not earlier than ten (10) days prior to the Closing Date by the secretary of state of the Seller’s, the Company’s or the Subsidiaries’ respective states of formation or incorporation;

(h) a certificate executed by the secretary of Seller certifying as true and correct the following: (i) the incumbency and specimen signature of each officer of Seller executing this Agreement and any other document delivered hereunder on behalf of Seller; (ii) a copy of Seller’s bylaws; and (iii) a copy of the resolutions of Seller’s board of directors authorizing the execution, delivery, issuance and performance of this Agreement and any other documents delivered by Seller hereunder; and

(i) and such other closing documents and deliveries as mutually agreed upon by the parties hereto.

ARTICLE VI

POST-CLOSING AGREEMENTS

SECTION 6.1 Inspection of Records. Seller, on the one hand, and Purchaser, on the other hand, shall each make their respective books and records (including work papers in the possession of their respective accountants) solely with respect to the Company and the Subsidiaries available for inspection by the other party, or by its duly accredited representatives, for reasonable business purposes at all reasonable times during normal business hours, for a five-year period after the Closing Date, with respect to all transactions of the Company and the Subsidiaries occurring prior to and relating to the Closing, and the historical financial condition, assets, liabilities, operations and cash flows of the Company. As used in this Section 6.1, the right of inspection includes the right to make extracts or copies. The representatives of a party inspecting the records of the other party shall be reasonably satisfactory to the other party.

SECTION 6.2 Further Assurances. The parties shall execute such further documents, and perform such further acts, as may be necessary to transfer and convey the Units to Purchaser, on the terms herein contained, and to otherwise comply with the terms of this Agreement and consummate the transactions contemplated by this Agreement.

(a) In the event Seller receives any instrument of payment of any of the accounts receivable of the Company or the Subsidiaries following the Closing Date, Seller shall promptly deliver it to the Company or the Subsidiary (as applicable), endorsed where necessary, without recourse, in favor of the Company or the Subsidiary (as applicable).

(b) In the event the Company or any Subsidiary receives any instrument of payment payable to the Seller or any of its subsidiaries, the Company or such Subsidiary (as applicable) shall promptly deliver it to the Seller, endorsed where necessary, without recourse, in favor of the Seller. Without limiting the foregoing, the Company shall take commercially reasonable efforts to collect all amounts payable to Pace Industries de Mexico, S.A. de C.V., in respect of refunds for value added taxes pursuant to transactions occurring prior to the Closing, and to the extent such payment exceeds $710,000, the Company shall promptly remit such excess to Seller.

SECTION 6.3 Third-Party Claims. The parties shall cooperate with each other with respect to the defense of any Third-Party Claims subsequent to the Closing Date which are not subject to the indemnification provisions contained in Article IX, provided that the party requesting cooperation shall reimburse the other party for the other party’s reasonable out-of-pocket costs and expenses of furnishing such cooperation. With respect to the defense of claims or litigation related to the Business, “cooperate”, “reasonably cooperate” or “cooperation” means that the party shall cooperate as reasonably necessary to conduct the defense and with assigned defense counsel, including providing documents and other materials or information, whether in tangible or electronic form, as may be necessary to respond to discovery requests and/or to mount a defense; and similarly to make executives and employees available to defense counsel for investigation of facts, responding to discovery requests and motions, preparation for and attendance at depositions, hearings, and trials, giving of truthful testimony or truthful affidavits, and as otherwise necessary for the ethical and reasonable conduct of the defense.

SECTION 6.4 Agreement to Defend and Indemnify. For a period of six (6) years following the Closing Date, Purchaser shall, to the fullest extent permitted under applicable law, cause the Company and the Subsidiaries to comply with all obligations of the Company and the Subsidiaries, under their respective certificates or articles of incorporation, by-laws or operating agreements, in each case as currently in effect, to indemnify, defend and hold harmless, and also advance expenses as incurred, to each person who is now or has been prior to the date hereof or who becomes prior to the Closing an officer or director of the Company, any Subsidiary or the Business (the “Indemnified Officers”) against all losses, claims, damages, costs, expenses (including, without limitation, reasonable and documented counsel fees and expenses), settlement payments or liabilities arising out of or in connection with any claim, demand, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was an officer or director of the Company, any Subsidiary or the Business, or by reason of the fact that such person is or was a representative of the Company, any Subsidiary or the Business, whether or not asserted or claimed prior to, at or after the Closing. The parties hereto intend, to the extent not prohibited by applicable law, that the indemnification provided for in this Section 6.4 shall apply without limitation to acts or omissions, or alleged acts or omissions by the Indemnified Officers in their capacities as officers or directors or representatives, as the case may be, other than in the case of willful misconduct, criminal conduct, gross negligence or gross recklessness on the part of such Indemnified Officers. Purchaser acknowledges and accepts as contract rights (and agrees to cause the Company and the Subsidiaries to honor in accordance with their terms) the provisions of the Company’s and the Subsidiaries’ respective certificate of formation or certificate or articles of incorporation and bylaws as in effect on the date hereof with respect to indemnification of officers, directors, employees and agents of the Company and the Subsidiaries (including provisions relating to contributions, advancement of expenses and the like) and agrees such rights shall not be modified or amended except as required by law, unless such modification or amendment expands the rights of the Indemnified Officers to indemnification (including with respect to contribution, advancement of expenses and the like).

SECTION 6.5 Non-Solicitation; Non-Hire; Non-Disparagement.

(a) Each of Seller and Purchaser agrees that, except as expressly contemplated in this Agreement and except for solicitations made generally to the public in newspapers, on the internet or other like general solicitations, from the date hereof, and for a period ending three (3) years following the Closing, each of Seller and Purchaser (each on behalf of itself and its respective subsidiaries and Affiliates, including the Company and the Subsidiaries in the case of Purchaser) will not (i) solicit for hire, or hire (x) in the case of Seller, any of the present officers or employees of the Company, the Subsidiaries and/or the Business (unless such person is no longer an officer or employee of the Company or any Subsidiary at the time discussions are initiated) or (y) in the case of Purchaser, any of the present officers or employees of the Seller or its subsidiaries (unless such person is no longer an officer, employee or of the Seller or its subsidiaries at the time discussions are initiated) or (ii) intentionally influence any employee of the other party to terminate his or her employment or relationship with: (x) in the case of Seller’s obligations, the Company or Purchaser or (y) in the case of Purchaser’s obligations, the Seller or its subsidiaries.

(b) Following the date of this Agreement, Seller agrees, on behalf of itself and its affiliates, that it and the officers and directors of Seller, its subsidiaries or its affiliates shall not make, or cause or permit any of its officers, or agents to make, any false, defamatory or disparaging statements about Purchaser, the Company or the Subsidiaries, or any of their respective direct or indirect parent companies or affiliates, or the officers or directors of the Company or the Subsidiaries or its direct or indirect parent companies or affiliates. Following the date of this Agreement, Purchaser agrees, on behalf of itself, the Company and its Subsidiaries and their respective Affiliates, that it and the officers and directors of Purchaser, the Company and its Subsidiaries and their respective Affiliates shall not make, or cause or permit any of their respective officers, or agents to make, any false, defamatory or disparaging statements about Seller or any of its respective direct or indirect subsidiaries or Affiliates, or the officers or directors of the Seller or its direct or indirect subsidiaries or affiliates.

SECTION 6.6 Seller Restrictive Covenants.

(a) Seller acknowledges that it has a special knowledge of the Business and recognizes the competitive nature of the Business and, accordingly, to induce Purchaser to enter into this Agreement and consummate the transactions contemplated herein, it agrees that, for a period of five (5) years after the Closing Date, Seller will not, directly or indirectly (through any, subsidiary, Affiliate or otherwise), in one or a series of transactions, own, manage, operate, control or participate in the ownership, management, operation or control of, or aid or assist anyone else in the conduct of, any Competitive Business in the Territory.

“Territory” means all of the United States, Canada and Mexico.

“Competitive Business” means (i) manufacturing for the account of any Person who is not Seller or an Affiliate of Seller, any aluminum, zinc or magnesium die cast products and (ii) manufacturing or selling any molds, dies, or other tooling of the same type or directly competitive with such products manufactured and sold by the Business as the Business is conducted as of the Closing date.

(b) For the avoidance of doubt, Seller and each of its Affiliates shall not be restricted by this Section from manufacturing, selling or distributing for its own account inside or outside the Territory any product composed of or containing aluminum, zinc or magnesium die cast products.

(c) Notwithstanding anything to the contrary in this Section 6.6, Seller and each of its Affiliates shall not be restricted by this covenant from (i) selling or distributing aluminum, zinc or magnesium die cast products which are manufactured by Seller or an Affiliate of Seller outside the Territory to any location outside the Territory or (ii) selling or distributing Custom Furniture Components which are manufactured by Seller or an Affiliate of Seller outside the Territory to persons who are not Affiliates of Seller located in the Territory.

“Custom Furniture Components” means aluminum, zinc and magnesium parts, pieces and other items manufactured using the high pressure die casting process which are used or intended for use in the manufacture or assembly of (i) desks, chairs, cabinets, shelving and other furniture, fixtures or equipment intended for use in (A) office settings, (B) medical or dental offices or examination rooms, (C) hospitals or (D) commercial establishments such as retail stores, restaurants and other types of shops and service providers or (ii) casual outdoor furniture.

(d) Notwithstanding anything to the contrary in this Section 6.6 or this Agreement, the restrictions set forth in Section 6.6 shall not: (i) apply to any business acquired by Seller or any subsidiary or Affiliate of Seller (including any investment in or joint venture with respect to such business) which, in a manner ancillary to that business’s primary business, conducts operations which would otherwise violate the covenant set forth in Section 6.6 (a “Restricted Activity”), so long as such operations did not, during the fiscal year ending before such acquisition, have gross revenues from all Restricted Activity in excess of Seventy-Five Million Dollars ($75,000,000) or (ii) restrict Seller or any subsidiary or Affiliate of Seller from holding or having an economic interest in up to 5% of the outstanding capital stock of a company listed on any recognized stock exchange.

(e) Seller acknowledges that, given the nature of the Business, the covenants contained in this Section 6 contain reasonable limitations as to time, geographic scope and scope of activity to be restrained, and do not impose a greater restraint than is necessary to protect and preserve the goodwill of the Business and to protect the legitimate business interests of Purchaser. If, however, this Section 6.6 is determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too long a period of time, by reason of its being too broad in geographic scope or by reason of its being too extensive in any other respect or for any other reason it will be interpreted to extend only over the longest period of time for which it may be enforceable and/or to the maximum extent in all other aspects as to which it may be enforceable, all as determined by such court and in such action. Seller agrees that Purchaser’s remedies at law for any breach or threat of breach by Seller or its Affiliates of the provisions of this Section 6.6 may be inadequate, and that Purchaser shall be entitled to seek an injunction or injunctions, without the necessity for the posting of a bond or other collateral security, to prevent breaches of the provisions of this Section 6.6 and to enforce specifically the terms and provisions hereof.

SECTION 6.7 Certain Tax Matters.

(a) Seller shall prepare, or cause to be prepared, in a manner consistent with past practices, all Tax Returns in respect of the Company and each Subsidiary for all taxable periods ending on or prior to the Closing Date. Purchaser shall provide, and cause the Company and each Subsidiary to provide, Seller with all information reasonably required for completing such returns in a manner consistent with past practices. Seller shall file, or cause to be filed, all Tax Returns prepared pursuant to the first sentence of this Section 6.7(a) that are filed after the Closing Date. Seller shall pay to the relevant taxing authority all Taxes due in connection with any such Tax Return which Seller is required to have filed.

(b) (i) Purchaser and Seller agree to determine the amount of and allocate the appropriate portion of the Purchase Price among the assets of the Company that are deemed to be acquired by Purchaser other than pursuant to Section 338(h)(10) of the Code or any state or foreign law equivalent, in accordance with the fair market value of such assets. Purchaser shall deliver Internal Revenue Service Form 8594 and any similar state or local forms, in each case together with any required schedules or attachments thereto (collectively, the “8594 Allocation Forms”) to Seller no later than 135 days following the Closing Date. The 8594 Allocation Forms shall be prepared on a branch by branch basis, including asset by asset detail. If within 30 days of receipt of the 8594 Allocation Forms, Seller notifies Purchaser in writing that Seller objects to one or more items reflected on the 8594 Allocation Forms, Purchaser and Seller shall negotiate in good faith to resolve such dispute. If Purchaser and Seller fail to resolve any such dispute within 30 days of Purchaser’s receipt of Seller’s notice, the parties shall submit the dispute to a jointly-retained third party firm for determination, which shall be final and binding on the parties. The cost and expenses of such third party firm shall be borne one-half by Purchaser and one-half by Seller. Seller and Purchaser shall each adopt and abide by the 8594 Allocation Forms for purposes of all income Tax Returns filed by them and shall not take any position inconsistent therewith in connection with any examination of any such Tax Return, any refund claim, or any judicial litigation proceeding unless there has been a final “determination” (within the meaning of Code Section 1313(a)) which finally and conclusively establishes the amount of any liability for Taxes. In the event that the purchase price allocation described in this Section 6.7(b)(i) is disputed by any taxing authority, the party receiving notice of the dispute shall promptly notify the other parties hereto of such dispute and the parties hereto shall consult and cooperate with each other concerning resolution of the dispute.

(ii) Purchaser agrees that Purchaser shall join with Seller in making an election under Section 338(h)(10) of the Code (and any similar election that may be available under applicable state or local law) in respect of the purchase of the capital stock of Pace Industries (collectively, the “Section 338(h)(10) Election”) and in taking all legally required steps to effectuate the same. Purchaser shall prepare a complete set of Section 338(h)(10) Election Forms (as defined below). On or prior to the

Closing Date, Seller and Purchaser shall exchange completed and executed copies of Internal Revenue Service Form 8023 and any similar state or local forms, in each case together with any required schedules or attachments thereto (collectively, the “338(h)(10) Election Forms”). If any changes are required in these forms as a result of information that is first available after the Closing Date, the parties hereto will promptly agree on such changes. Furthermore, Purchaser and Seller agree to determine the amount of and allocate the appropriate portion of the Purchase Price among the assets of Pace Industries that are deemed to be acquired by Purchaser pursuant to Section 338(h)(10) of the Code or any state or foreign law equivalent, in accordance with the methodology set forth in Schedule 1.8. Purchaser shall deliver Internal Revenue Service Form 8883 and any similar state or local forms, in each case together with any required schedules or attachments thereto (collectively, the “338(h)(10) Allocation Forms”) to Seller no later than 135 days following the Closing Date. If within 30 days of receipt of the 338(h)(10) Allocation Forms, Seller notifies Purchaser in writing that Seller objects to one or more items reflected on the 338(h)(10) Allocation Forms, Purchaser and Seller shall negotiate in good faith to resolve such dispute. If Purchaser and Seller fail to resolve any such dispute within 30 days of Purchaser’s receipt of Seller’s notice, the parties shall submit the dispute to a jointly-retained third party firm for determination, which shall be final and binding on the parties. The cost and expenses of such third party firm shall be borne one-half by Purchaser and one-half by Seller. Seller and Purchaser shall each adopt and abide by the 338(h)(10) Election Forms and the 338(h)(10) Allocation Forms for purposes of all income Tax Returns filed by them and shall not take any position inconsistent therewith in connection with any examination of any such Tax Return, any refund claim, or any judicial litigation proceeding unless there has been a final “determination” (within the meaning of Code Section 1313(a)) which finally and conclusively establishes the amount of any liability for Taxes. In the event that the Section 338 Election or purchase price allocation described in this Section 6.7(b)(i) is disputed by any taxing authority, the party receiving notice of the dispute shall promptly notify the other parties hereto of such dispute and the parties hereto shall consult and cooperate with each other concerning resolution of the dispute. Purchaser shall not make any election under Section 338(g) with respect to any of the Subsidiaries.

(c) Without the prior written consent of the Seller (such consent not to be unreasonably withheld), neither Purchaser nor Holdings will amend or permit the Company or any Subsidiary to amend any Tax Return relating a taxable period (or portion thereof) ending on or prior to the Closing Date. Seller shall have an unrestricted right to amend any Tax Return relating a taxable period (or portion thereof) ending on or prior to the Closing Date unless such amendment would have a material adverse impact on the Purchaser and the Seller has not obtained the written consent of Purchaser (which consent shall not be unreasonably withheld).

(d) Prior to the Closing Date, Seller shall deliver to Purchaser a certificate of its non-foreign status that complies with Treasury Regulation §1.1445-2(b)(2).

(e) Except as required as a result of a final “determination” (within the meaning of Section 1313(a) of the Code), neither Holdings nor Seller will, or will cause or permit any of its Affiliates to, take any action which would otherwise violate the requirements for a qualified stock purchase, as defined in Section 338(d)(3) of the Code or Treasury Regulations Section 1.338-3(b)(1).

SECTION 6.8 Use of Seller’s Name or Reputation. Except as specifically set forth herein, Purchaser shall not operate the Business utilizing, based on or taking advantage of the name, reputation or corporate goodwill of Seller or any of its subsidiaries, other than the Company and its Subsidiaries.

SECTION 6.9 Insurance Claims. Purchaser shall not and shall cause its affiliates, including the Company and its Subsidiaries, not to assert, by way of claim, litigation or otherwise, any right to any casualty, general liability and other insurance maintained by Seller or any of its Affiliates (excluding the Company or any Subsidiary) in respect of the Business, the Company or any Subsidiary (the “Insurance

Policies”)). Seller and/or its Affiliates shall retain all right, title and interest under all Insurance Policies. Concurrent with the Closing, Purchaser, the Company and the Subsidiaries release all of their rights under the Insurance Policies.

SECTION 6.10 Workers Compensation. Seller shall be responsible for all liabilities and obligations of the Company and the Subsidiaries with respect to workers’ compensation claims made for compensable injuries occurring prior to the Closing Date, and the Company or the applicable Subsidiary shall be responsible for all liabilities and obligations of the Company or the applicable Subsidiary with respect to workers’ compensation claims made for compensable injuries occurring on or after the Closing Date. For purposes of this Section, a workers’ compensation claim is deemed to have been “made” at the time of the occurrence of the event giving rise to eligibility for workers’ compensation benefits or at the time the occupational disease becomes manifest, as applicable, under the respective workers’ compensation act governing the alleged injury. With respect to any workers compensation claims for which Seller is responsible under this Section 6.10, the Company and its Subsidiaries shall provide reasonable assistance and cooperation with respect to the administration and/or defense of any such claims.

ARTICLE VII

EMPLOYEE MATTERS

SECTION 7.1 Continuation of Employment. Purchaser, the Company or its applicable Subsidiary (and not Seller or any of its subsidiaries) shall be solely responsible for all termination and severance benefits, costs, charges and liabilities of any nature incurred with respect to the termination of an employee by the Company or any of the Subsidiaries after the Closing Date, including any claims arising out of or relating to any plant closing, mass layoff or similar event under any applicable law, rule or regulation occurring on or after the Closing Date.

SECTION 7.2 Obligations with Respect to Employee Benefits. For the one-year period following the Closing Date, Purchaser shall cause the Company and the Subsidiaries to continue to provide all employees of the Company and the Subsidiaries immediately prior to the Closing Date, excluding any such employees who are also Seller employees and, in connection with the Closing, are resigning from the Company and the Subsidiaries (“Company Employees”) with: (a) the same salary amounts as in effect immediately prior to the Closing Date; (b) employee benefits substantially comparable in the aggregate to those provided to such Company Employees under the Company Benefit Plans in existence immediately prior to the Closing Date. Effective immediately prior to the Closing, the Company and its Subsidiaries shall cease to be participating employers in, and the Company Employees and their dependents shall cease to accrue benefits under, all Benefit Plans other than the Company Benefit Plans and, for periods on and after the Closing, none of the Company or any of its Subsidiaries shall have any further obligations thereunder. Effective upon their resignation, employees of the Company and the Subsidiaries who are also Seller employees and, in connection with the Closing, are resigning from the Company and the Subsidiaries and their dependents shall cease to accrue benefits under, all Company Benefit Plans. The Company shall be responsible for satisfying COBRA continuation of coverage rights pursuant to Section 4980B of the Code or Part 6 of Title I of ERISA or similar state law with respect to all Company Employees and all M&A Qualified Beneficiaries (within the meaning of section 4980B of the Code and applicable Treasury regulations). The Company shall cause all Company Employees to be given credit for all prior service with Seller and its affiliates and their predecessors prior to the Closing Date for purposes of crediting periods of service for eligibility, waiting periods, pre-existing conditions limitations and vesting of all benefits under each benefit plan maintained or established by the Company or any of its Affiliates for the benefit of Company Employees, except that no credit for any such prior service need be given for benefit accrual purposes under any benefit plan or to the extent that such crediting would result in a duplication of benefits.

SECTION 7.3 Collective Bargaining Agreements. Purchaser shall, or shall cause one of its Affiliates to, as of the Closing Date: (a) recognize the collective bargaining agreements recognized by or applicable to the Company or any Subsidiary; and (b) expressly assume such collective bargaining agreements and any obligations thereunder.

ARTICLE VIII

INDEMNIFICATION

SECTION 8.1 General. From and after the Closing, the parties shall indemnify each other as provided in this Article VIII. All indemnification payments made pursuant to this Article VIII shall be treated as an adjustment to the Purchase Price unless otherwise required by Law. The representations, warranties and covenants of the Parties contained in this Agreement and any closing document delivered pursuant to this Agreement shall survive the Closing (and shall not merge into any instrument of conveyance) until: (i) for claims based on an alleged breach of one or more of the Fundamental Representations, indefinitely; (ii) except as set forth below with respect to Specified Environmental Matters and Taxes, for claims based on an alleged breach of a covenant or agreement, the date on which such covenant or agreement expires or terminates in accordance with its terms, and if no such date is provided, then until such covenant or agreement is performed in accordance with its terms; (iii) for claims based on an alleged breach of Sections 2.3(l) (Taxes), 10.1 (Transfer Taxes), or any claims made under Section 8.3(c) (Pre-Closing Tax Liabilities), on the date that is sixty days after the expiration of the applicable statute of limitations for such claims; (iv) for claims based on an alleged breach of Section 2.3(w) (Employee Benefits), the expiration of the applicable statute of limitations with respect to claims under such Section; (v) for claims based on an alleged breach of the representations in Section 2.3(u) (Environmental), the fifth anniversary of the Closing Date; (vi) for claims made under Section 8.3(g) (Specified Environmental Matters), the date that is seven (7) years and six months following the Closing Date; and (vii) for claims based on an alleged breach of any other representation or warranty, the date that is eighteen (18) months after the Closing Date.

SECTION 8.2 Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below.

(a) “Damages” means all actual losses, liabilities, costs, damages, fines, penalties or expenses (including reasonable attorneys’ fees and expenses and other costs of litigation)

(b) “Excluded Liabilities” means any “Excluded Liabilities”, as defined in the Contribution Agreements.

(c) “Fundamental Representations“ means the representations and warranties set forth in Section 2.3(b) (Organization), Section 2.3(b) (Power and Authority), Section 2.3(f) (Subsidiaries), Section 2.3(g) (Capitalization), Section 2.3(b) (Title to Assets), Section 2.3(cc) (Brokers), Section 2.4(a) (Seller’s Organization), Section 2.4(b) (Seller’s Power and Authority), and Section 2.4(g) (Seller’s Title to Units).

(d) “Indemnified Party” means, with respect to a particular matter, a Person who is entitled to indemnification from another party hereto pursuant to Article VIII.

(e) “Indemnifying Party” means, with respect to a particular matter, a party hereto who is required to provide indemnification under Article VIII to another Person.

(f) “Pre-Closing Tax Liability” means any unpaid Taxes arising from any taxable period ending on or before the Closing and Taxes arising from the transaction contemplated by this Agreement, including any Taxes resulting directly from making the Section 338(h)(10) Election (other than transfer Taxes assumed by Purchaser under Section 10.1).

(g) “Specified Environmental Matters” means the environmental matters expressly set forth on Schedule 8.3(g) attached hereto.

(h) “Specified Litigation Matters” means the matters expressly set forth on Schedule 8.3(f) attached hereto and any litigation or arbitration or proceeding (collectively, “Litigation”), in law or in equity, in each case that is pending as of the Closing or, to the Company’s Knowledge, threatened as of the Closing against the Company or any Subsidiary with respect to the Business or with respect to the consummation of the transactions contemplated by this Agreement. For purposes of this Section 8.2(h), Litigation shall be deemed to be “pending” only where a formal complaint or comparable written document has been filed with any commission, court, tribunal, agency, official or other instrumentality of the government of the United States or of any foreign country, any state or political subdivision of any such government (whether state, provincial, county, city, municipal or otherwise) or other administrative authority. For purposes of this Section 8.2(h), Litigation shall be deemed to be “threatened” only when an explicit threat of Litigation has been delivered in writing. For the avoidance of doubt, the term Specified Litigation Matters shall not be deemed to include any product warranty claims.

(i) “Tax Benefit” means the present value of any refund, credit, or reduction in otherwise required Tax payments, including any interest payable thereon, which present value shall be computed as of the first date on which the right to refund, credit or other Tax reduction arises or otherwise becomes available to be utilized, (i) using the highest marginal Tax rate applicable to the recipient of such benefit, and (ii) using the interest rate on such date imposed on corporate deficiencies paid within 30 days of a notice or proposed deficiency under the Code or other applicable law relating to Taxes. Tax detriments shall generally be computed in the same manner in which Tax Benefits are otherwise computed pursuant to this definition.

(j) “Third-Party Claim” means any action, lawsuit, proceeding, investigation, hearing, or like matter which is asserted or overtly threatened by a Person other than the parties, their successors and permitted assigns, against any Indemnified Party or to which any Indemnified Party is subject.

(k) “Transaction Compensation” means all stay bonus, closing bonus or similar bonus or payment paid or payable by or on behalf of the Company or the Subsidiaries (whether prior to or at the Closing) to current or former directors, officers, employees, or consultants of the Company and the Subsidiaries solely as a result of the closing transactions contemplated by this Agreement.

(l) “Transaction Expenses” means, other than any Purchaser Due Diligence Expenses, all broker, financial and other advisory, legal, tax, accounting, and other fees, costs and expenses incurred on or prior to the Closing by Seller, the Company or the Subsidiaries in connection with this Agreement and the consummation of the transactions contemplated hereby.

SECTION 8.3 Seller’s Indemnification Obligations. Subject to the other provisions of this Article VIII, from and after the Closing Date, Seller shall indemnify, save and keep Purchaser and its directors, managers, officers, members, stockholders, and Affiliates (the “Purchaser Indemnitees“) harmless against and from all Damages sustained or incurred by any Purchaser Indemnitee, as a result of or arising out of:

(a) any inaccuracy in or breach of any representation or warranty made by the Seller or the Company to Purchaser herein;

(b) the breach by the Seller or the Company of, or failure of the Seller or the Company to comply with, any of the covenants or obligations under this Agreement to be performed by Seller or the Company;

(c) Taxes which are unpaid as of the Closing and which are imposed on the Company or any of the Subsidiaries with respect to (1) any Pre-Closing Tax Liability or (2) the pre-Closing portion of any taxable period which begins before, and ends after, the Closing or (3) the Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise; but in each case only to the extent the liability for such Taxes exceeds the accrual for Taxes contained on the Closing Balance Sheet and taken into account in the computation of the Working Capital Adjustment;

(d) any Transaction Compensation;

(e) any Transaction Expenses;

(f) the Specified Litigation Matters;

(g) the Specified Environmental Matters; and

(h) without duplication of any matter contemplated in Section 8.3(a) through Section 8.3(g), any Excluded Liabilities.

SECTION 8.4 Limitation on Seller’s Indemnification Obligations. Seller’s obligations pursuant to the provisions of Section 8.3 are subject to the following limitations:

(a) Purchaser Indemnitees shall not be entitled to recover under Section 8.3(a) on any individual claim unless the Damages associated with such claim exceed $50,000 (the “De Minimis Threshold”), and then only to the extent of such excess (it being understood that a series of related claims arising out of the same facts and circumstances shall be deemed a single claim for purposes of this $50,000 threshold). Notwithstanding the foregoing, the De Minimis Threshold shall not apply to amounts recoverable under Section 8.3(a) for breaches of Fundamental Representations or for a breach of Section 2.3(l) (Taxes) and shall not apply to amounts recoverable under any of Section 8.3(b) through and including Section 8.3(h).

(b) Threshold and Deductible.

(i) Purchaser Indemnitees shall not be entitled to recover any amounts under Section 8.3(a) until the total amount which Purchaser Indemnitees would recover under Section 8.3(a), but for this Section 8.4(b)(i), exceeds $3,000,000 (the “Threshold”); provided that once the total amount of Damages incurred by Purchaser Indemnitees exceeds the Threshold, then the Purchaser Indemnitees shall be entitled to recover only for Damages in excess of $1,500,000 (subject to the Indemnification Cap where applicable) but shall in no event be entitled to recover the first $1,500,000 of Damages. Notwithstanding the foregoing, the Threshold shall not apply to amounts recoverable under Section 8.3(a) for breaches of Fundamental Representations or for a breach of Section 2.3(l) (Taxes) and shall not apply to amounts recoverable under any of Section 8.3(b) through and including Section 8.3(h).

(ii) Purchaser Indemnitees shall not be entitled to recover any amounts recoverable under Section 8.3(g) until the total amount which Purchaser Indemnitees would recover under Section 8.3(g), but for this Section 8.4(b)(ii), exceeds $1,500,000 (the “Environmental Deductible”); provided that once the total amount of Damages incurred by Purchaser Indemnitees exceeds the Environmental Deductible, then the Purchaser Indemnitees shall be entitled to recover only for Damages in excess of the Environmental Deductible (subject to the Indemnification Cap) but shall in no event be entitled to recover the first $1,500,000 of Damages.

For the avoidance of doubt, the Environmental Deductible shall be separate from and in addition to the Threshold.

(c) Purchaser Indemnitees shall not be entitled to recover under any provision of Section 8.3(a) and 8.3(g) for Damages in excess of $30,000,000 (the “Indemnification Cap”). Notwithstanding the foregoing, the Indemnification Cap shall not apply to recovery under Section 8.3(a) for breaches of Fundamental Representations or for a breach of Section 2.3(l) (Taxes). For the avoidance of doubt, the Indemnification Cap shall not apply to amounts recoverable under any of Section 8.3(b) through and including Section 8.3(f) and Section 8.3(h) (and shall apply to Section 8.3(g)); provided that in no event shall Seller’s aggregate liability for Damages under any provision(s) of this Agreement exceed an amount equal to the Cash Portion (as adjusted in accordance with Section 1.3), less any Damages previously recovered from Seller pursuant to this Agreement.

(d) The amount of any recovery by Purchaser Indemnitees pursuant to Section 8.3 shall be (i) reduced by any Tax Benefit actually realized by the applicable Purchaser Indemnitees as a result of the state of the facts which entitled Purchaser Indemnitees to recover from Sellers pursuant to Section 8.3 and (ii) increased by any Tax detriment actually realized by the applicable Purchaser Indemnitees as a result of its losses, including any Taxes imposed on the Purchaser Indemnitees with respect to the receipt of any indemnity payment made under this Article.

(e) The amount of any recovery by Purchaser Indemnitees pursuant to Section 8.3 shall be reduced by the amount of insurance proceeds paid to Purchaser Indemnitees under any applicable insurance policy (including title insurance policies) or any third party indemnification agreement, as a result of the facts which entitled Purchaser Indemnitees to recover from Seller pursuant to Section 8.3 (net of any applicable deductible and net of any out of pocket costs incurred to obtain such proceeds or reimbursement). Each Purchaser Indemnitee agrees to make all claims under applicable insurance policies and/or third party indemnification agreements, and to seek recovery of all Damages under all applicable insurance policies and/or third party indemnification agreements; provided, that nothing in this Section 8.3(e) shall require Purchaser or the Company to obtain or maintain run-off or tail insurance coverage.

(f) The obligations to indemnify and hold harmless a party hereto in respect of a breach of representation, warranty or covenant shall terminate when the applicable representation, warranty or covenant terminates pursuant to Section 8.1; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the party to be indemnified shall have, prior to the expiration of the applicable survival period, previously made a claim pursuant to Section 8.6.

(g) Subject to the immediately following sentence, if it is finally determined that a Purchaser Indemnitee is entitled to any recovery of Damages hereunder, such recovery shall be satisfied as follows: (i) first, in cash payable by Seller, and (ii) second, by setoff against amounts otherwise payable by Purchaser to Seller under the Promissory Note; in each case subject to any applicable limitations set forth in this Agreement (including without limitation, if applicable, the Threshold and the Indemnification Cap). Notwithstanding the foregoing, however, if at any time a default by Purchaser under the Promissory Note has occurred and is continuing (regardless of the effect of any blockage, standstill or similar provision in any subordination agreement or similar agreement executed by Seller with respect to the Promissory Note), any recovery of damages under Sections 8.3(a) and (b) shall be satisfied (i) first, by setoff against the amounts payable under the Promissory Note until the earliest of the time that (A) such default has been cured, (B) the Promissory Note is no longer outstanding or (C) the aggregate remaining principal and interest payable under the Promissory Note is less than the amount of remaining Damages recoverable by the Purchaser Indemnitee hereunder, and (ii) second, in cash; in each case subject to any applicable limitations set forth in this Agreement (including without limitation, if applicable, the Deductible and the Cap).

(h) Notwithstanding anything herein to the contrary, Purchaser Indemnitees shall not be entitled to recover under Section 8.3:

(i) EXCEPT TO THE EXTENT ACTUALLY PAID BY A PURCHASER INDEMNITEE TO A THIRD PARTY IN CONNECTION WITH A THIRD PARTY CLAIM, WITH RESPECT TO CONSEQUENTIAL DAMAGES OF ANY KIND (REGARDLESS OF THE CHARACTERIZATION THEREOF), DAMAGES CONSISTING OF BUSINESS INTERRUPTION OR LOST PROFITS, DAMAGES COMPUTED ON A MULTIPLE OF EARNINGS, BOOK VALUE OR ANY SIMILAR BASIS WHICH MAY HAVE BEEN USED IN ARRIVING AT THE PURCHASE PRICE OR WHICH MAY BE REFLECTIVE OF THE EQUITY VALUE OF THE COMPANY, AND INDIRECT, SPECIAL, EXEMPLARY AND PUNITIVE DAMAGES;

(ii) with respect to any inaccuracy or breach of any representation and warranty or covenant by or of the Company or Seller which is contained herein if as of Closing, any of the Purchaser Knowledge Parties had actual knowledge of the misrepresentation or breach of warranty or covenant. “Purchaser Knowledge Parties” means Jeffrey Kenner and Thomas Wolf;

(iii) with respect to the failure to obtain any consent or approval or to satisfy any conditions imposed incident to the giving of any consent or approval, required in connection with, or as a consequence of, the consummation of the transactions contemplated by this Agreement, including without limitation with respect to any contracts, permits or industry certifications, except with respect to any consent or approval that was required to be disclosed on the Disclosure Schedule by the express terms of Section 2.3(e), but was not so disclosed;

(iv) to the extent the matter in question does not exceed the amount of any reserves or liabilities with respect to such matters which are reflected in the Closing Balance Sheet or taken into account in the calculation of the Purchase Price; and/or

(v) without limiting the generality of subparagraph (iv), with respect to any Damages or alleged Damages if: (A) the Working Capital calculated with respect to the Closing Balance Sheet was reduced for such Damages or (B) the parties expressly agreed or the Arbitrating Accountant determined that Working Capital calculated with respect to the Closing Balance Sheet should not be reduced for such Damages.

SECTION 8.5 Purchaser’s Indemnification Covenants. From and after the Closing Date, Purchaser shall indemnify, save and keep Seller and its directors, managers, officers, members, stockholders, and Affiliates (the “Seller Indemnitees“) harmless against and from all Damages sustained or incurred by any Seller Indemnitee, as a result of or arising out of:

(a) any inaccuracy in or breach of any representation and warranty made by Purchaser or Holdings to Seller herein or in any closing document delivered to Seller in connection herewith; and

(b) any breach by Purchaser or Holdings of, or failure by Purchaser or Holdings to comply with, any of the covenants or obligations under this Agreement to be performed by Purchaser and/or Holdings (including without limitation its obligations under this Article VIII).

SECTION 8.6 Notice and Determination of Claims. If any Indemnified Party believes that it has suffered or incurred any Damages, whether or not the applicable dollar limitation specified by

Article VIII has been exceeded, such Indemnified Party shall so notify the Indemnifying Party promptly in writing (the “Claim Notice”) specifying the basis hereunder upon which the Indemnified Party’s claim for indemnification is asserted and describing such Damages, the amount thereof, if known, or a good faith estimate of the amount, and the method of computation of such Damages, all with reasonable particularity. After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which a person shall be entitled under this Article VIII shall be determined: (a) by the written agreement between the parties; (b) by a final judgment or decree of any court of competent jurisdiction; or (c) by any other means to which the parties shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The indemnified person shall have the burden of proof in establishing the amount of Damages suffered by it. A failure by an Indemnified Party to give timely, complete or accurate notice as provided in this Article VIII will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was materially damaged as a result of such failure to give timely notice vis-à-vis its rights and obligations hereunder or otherwise.

SECTION 8.7 Third-Party Claims.

(a) Promptly following the receipt of notice of a Third Party Claim, the party receiving the notice of the Third Party Claim shall notify the other party of its existence setting forth with reasonable specificity the facts and circumstances of which such party has received notice and, if the party giving such notice is an Indemnified Party, specifying the basis hereunder upon which the Indemnified Party’s claim for indemnification is asserted and describing such Damages, the amount thereof, if known, or a good faith estimate of the amount, and the method of computation of such Damages, all with reasonable particularity. The notice shall be accompanied by copies of all documents and information relevant to the Third-Party Claim and in the Indemnified Party’s possession.

(b) Subject to Section 8.7(d), the Indemnifying Party shall have the right to conduct and control, through counsel of its choosing, the defense, compromise and settlement of any Third Party Claim as to which indemnification is sought by any Indemnified Party from any Indemnifying Party hereunder. The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible (but in any case before the due date for the answer or response to the Third Party Claim) after receipt of the notice of Third Party Claim given by the Indemnified Party to the Indemnifying Party under Section 8.7(a) of its election to assume the defense of such Third Party Claim. The Indemnified Party may participate, through counsel chosen by it and at its own expense, in the defense of any such Third Party Claim as to which the Indemnifying Party has so elected to conduct and control the defense thereof. The Indemnified Party shall cooperate in connection with the defense, compromise or settlement of any Third Party Claim pursuant to this Section 8.7 and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnifying Party in connection therewith.

(c) The Indemnifying Party shall give the Indemnified Party written notice of the Indemnifying Party’s intention to settle any Third Party Claim at least 10 days prior to the settlement of any such Third Party Claim. The Indemnifying Party shall not settle or compromise such claim or demand without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, unless the Indemnified Party is given a full and complete release of any and all liability by all relevant parties to such claim or demand or the damages payable under the settlement are limited to monetary payments for which the Indemnified Party is fully indemnified by the Indemnifying Party. Notwithstanding the foregoing to the contrary, the Indemnified Party shall have the right to pay, settle or compromise any Third Party Claim, provided that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder.

(d) Notwithstanding anything in Section 8.7(b) to the contrary, the Indemnified Party shall have the right to conduct and control, through counsel of its choosing, the defense, compromise and settlement of any Third Party Claim that seeks as the sole remedy an injunction or other equitable relief against the Indemnified Party. Additionally, the Indemnifying Party shall lose its right to contest, defend, litigate and settle the Third Party Claim if it shall fail to accept a tender of the defense of the Third Party Claim or if it shall fail to diligently contest the Third Party Claim. In such event, the Indemnified Party shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any such Third Party Claim; provided, however, that at least 10 days prior to any such settlement, written notice of its intention to settle is given to the Indemnifying Party.

SECTION 8.8 Obligations to Mitigate Damages. Each Indemnified Party shall take, and shall cause all other Indemnified Parties to take, all commercially reasonable best efforts to mitigate all Damages upon and after becoming aware of any event which could reasonably be expected to give rise to Damages. In the event that an insurance or other recovery is made by any Indemnified Party with respect to any Damages for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery shall be made promptly to the Indemnifying Party.

SECTION 8.9 Indemnification Exclusive Remedy. Indemnification pursuant to the provisions of this Article VIII shall be the sole and exclusive remedy of the parties with respect to any matters arising under or relating to this Agreement, any closing document executed and delivered pursuant to the provisions hereof and the transactions contemplated by this Agreement and the only legal action which may be asserted by any party with respect to any matter which is the subject of this Article VIII shall be a contract action to enforce, or to recover damages for the breach of, this Article VIII. Without limiting the generality of the preceding sentence, no legal action sounding in tort or strict liability may be maintained by any party. Notwithstanding the foregoing, the limitations set forth in this Section 8.9 shall not apply to any claim for Damages as a result of or arising out of or by virtue of willful and wanton actual fraud of any party hereto and shall not apply to any rights of Seller or any of its Affiliates or any rights of Purchaser or any of its Affiliates (including, following the Closing, the Company) under the terms of the Promissory Note and/or the Preferred Stock.

SECTION 8.10 Environmental Claims. Upon any Purchaser Indemnitee becoming aware of the occurrence of any event or the existence of any state of facts in respect of which Purchaser Indemnitee may seek indemnification with respect to a claim under Section 8.3(g) or for breach of any of the representations and warranties contained in Section 2.3(u) (an “Environmental Indemnification Claim”), thereafter:

(a) Purchaser Indemnitee will give to Seller prompt written notice specifying in reasonable detail the basis for the Environmental Indemnification Claim;

(b) Purchaser Indemnitee will promptly deliver to Seller copies of all draft and final environmental reports, studies, surveys, test data and reports, assessments, cost estimates and all other information available to it or the Company or the Subsidiaries relating to or supporting the Environmental Indemnification Claim excluding any legal analysis prepared for Purchaser Indemnitee of any associated liabilities relating to the Environmental Indemnification Claim but excepting therefrom any factual or supporting documentation or information upon which the legal analysis is based and which such factual or supporting documentation or information shall be promptly delivered to Seller;

(c) Purchaser Indemnitee, the Company and the Subsidiaries will provide advance written notification of each and every proposed test, investigation or inspection or retention of any consultant to perform testing, investigation or inspection relating to any potential or actual Environmental Indemnification Claim (“Proposed Investigation”) including the basis for undertaking the Proposed Investigation and provide the Seller a reasonable opportunity to review and comment on the Proposed

Investigation prior to initiating the Proposed Investigation; provided, however, that no advance written notification of the Proposed Investigation shall be required in the event of an imminent threat to the health, safety or welfare of employees or the public (an “Imminent Threat”) or in response to an immediate government demand to take some corrective action (a “Government Demand”), in which case Purchaser Indemnitee shall provide written notice to Seller of the Proposed Investigation as soon as reasonably possible thereafter;

(d) Except in the case of an Imminent Threat or a Government Demand, Purchaser Indemnitee, the Company and/or the Subsidiaries shall give Seller reasonable prior written notice of any discussions between any Purchaser Indemnitee, the Company and/or the Subsidiaries (or any representative or advisor thereof) and any governmental authority relating to any Environmental Indemnification Claim and/or an event or the existence of the state of facts that may give rise to a potential Environmental Indemnification Claim and Seller shall be entitled to participate in such discussions;

(e) Purchaser Indemnitee shall cause to be furnished to Seller drafts of all proposed investigation, remediation or other response plans relating to an Environmental Indemnification Claim and/or an event or the existence of the state of facts that may give rise to a potential Environmental Indemnification Claim not less than ten business days prior to (i) the date on which they are required to be submitted to any applicable governmental authorities (except in the case of an Imminent Threat or a Government Demand, in which case, Purchaser Indemnitee shall provide drafts a reasonable time in advance of submission) or (ii) the date on which the investigation or remediation activities are to be commenced, as applicable, and shall give Seller a reasonable opportunity to comment on such draft plans, and shall adopt all reasonable changes proposed by Seller or their representatives thereto except to the extent such changes would be inconsistent with existing law;

(f) With respect to any Environmental Indemnification Claim involving any proposed remedial action to bring the Real Property into compliance with such Environmental Laws (a “Response Action”), Purchaser Indemnitee shall use any alternative that: (i) is necessary to achieve compliance with Environmental Laws; (ii) uses the most cost-effective, commercially reasonable approach that complies with Environmental laws assuming the continued use of the Real Property for similar commercial and industrial uses present as of the Closing Date; and (iii) to the extent allowed by Environmental Laws, uses institutional controls, containment remedies or other remedies which do not require excavation and disposal of hazardous substances, unless such control, containment or other remedy are reasonably expected to interfere with the continued use of the Real Property for similar commercial or industrial uses present as of the Closing Date or creates an unreasonable risk of migration of hazardous substances to adjacent properties (the “Reasonable Alternative”). In no event shall any Purchaser Indemnitee be entitled to indemnity for: (i) any Response Action costs in excess of the costs of the Reasonable Alternative, and/or (ii) any costs for a Response Action intended to exceed applicable clean-up levels assuming the continued use of the Real Property for similar commercial and industrial uses present as of the Closing Date established by or under Environmental Laws. All costs and expenses for such Response Action shall be, to the extent possible, reasonable and customary charges in the location of the Real Property or off-site facility for the type and kind of services to be rendered;

(g) Purchaser Indemnitee, the Company and the Subsidiaries will permit representatives of Seller (including advisors and consultants) to visit and inspect from time to time any of the properties to which any such Environmental Indemnification Claim relates, and to enter on such properties from time to time for the purpose of conducting such duplicate or split-sample environmental tests as Seller may reasonably desire with respect to the Environmental Indemnification Claim. All such visits, inspections and sampling shall be solely at the risk and expense of Seller or its advisors and consultant and shall be during normal business hours, in manners and at times that do not unreasonably interfere with the operation of the Company and the Subsidiaries;

(h) Seller may elect to assume control over defending, remedying, managing, compromising or settling, through counsel, consultant, or contractor of its choosing, any Environmental Indemnification Claim not involving investigation or remedial action on the Real Property; provided that Purchaser Indemnitee may participate at its own expense, through counsel of its choice, in the defense of any such Environmental Indemnification Claim as to which Seller has so elected to conduct and control the defense thereof; provided further that Seller will only have the rights to such election if made by Seller in writing within thirty (30) days after Seller’s receipt of written notice from Purchaser Indemnitee of such Environmental Indemnification Claim and to the extent performed diligently and without unreasonable delay. Purchaser Indemnitee shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested by Seller in connection therewith; and

(i) A failure by Purchaser, the Company and Subsidiaries or any Purchaser Indemnitee to perform any obligation under this Section 8.10 will not affect the rights or obligations of either party hereunder unless the other party is materially prejudiced as a result of such failure to perform the obligation vis-à-vis its rights and obligations hereunder or otherwise.

ARTICLE IX

EFFECT OF TERMINATION/PROCEEDING

[Intentionally Omitted.]

ARTICLE X

MISCELLANEOUS

SECTION 10.1 Transaction Expenses; Transfer Taxes; Bulk Transfers.

(a) Each party hereto shall bear all fees and expenses incurred by such party in connection with, relating to or arising out of the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, including financial advisors’, attorneys’, accountants’ and other professional fees and expenses. Purchaser shall pay the cost of all sales, use, stamp, documentary, excise and transfer Taxes (collectively, “Transfer Taxes”) which may be payable in connection with the sale and purchase of the Units under this Agreement.

(b) Any other provision of this Agreement to the contrary notwithstanding, any and all sales, use, excise, gross receipts, transfer, and other similar transaction-based taxes imposed or arising with respect to the transfer of the Units pursuant to this Agreement by any government or agency or subdivision thereof (each a “Transfer Tax”), shall be paid equally by Purchaser and Seller, if permitted by applicable law.

(i) Purchaser and Seller agree to timely sign and deliver such valid exemption or other certificates or forms as Purchaser or Seller may reasonably request and as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or make a report with respect to, Transfer Taxes.

(ii) In the event that any Transfer Tax is payable with respect to the transactions contemplated by this Agreement and the payment of such Transfer Tax equally by Purchaser and Seller is not permitted by applicable law, then

(A) the separate statement, payment, and reporting of all such Transfer Tax shall be made in accordance with applicable law;

(B) if the amount of any Transfer Tax is known prior to the Closing, then the Purchase Price shall be (i) decreased before the Closing by the amount of any Transfer Tax paid or to be paid by Purchaser in excess of one half of the Transfer Tax due and (ii) increased before the Closing by the amount of any Transfer Tax paid or to be paid by Seller in excess of one half of the Transfer Tax due;

(C) if the amount of any Transfer Tax is not known prior to the Closing, then the Purchase Price shall be (i) decreased after the Closing by novation of this Agreement ab initio by the amount of any Transfer Tax paid or to be paid by Purchaser in excess of one half of the Transfer Tax due and (ii) increased after the Closing by novation of this Agreement ab initio by the amount of any Transfer Tax paid or to be paid by Seller in excess of one half of the Transfer Tax due; and

(D) the procedures for the administration of such post-Closing Purchase Price adjustments described in the preceding clauses shall adhere to the procedural provisions set forth in Article VIII with respect to indemnification.

(iii) If a written claim for a Transfer Tax is made by a government or taxing authority against either Seller or Purchaser, such party shall give prompt notice in writing of such claim to the other party (and in any event within 30 days after its receipt) and shall promptly furnish the other party with copies of such claim and all other writings received from the government or taxing authority related to such claim. Any contest pursuant to this section shall be subject to the control and prosecution of Seller, subject to the reasonable notice and approval of Purchaser.

(c) Seller shall indemnify and hold Purchaser and the Company harmless from any and all sales, use, excise, gross receipts, transfer, and other similar transaction-based taxes imposed or arising with respect to the Contribution. The provisions of this Section 10.1(a) shall survive for the period set forth in Section 8.1 as it relates to this Section 10.1(a).

SECTION 10.2 Publicity. Up until the Closing, except as otherwise required by law or applicable stock exchange rules, press releases and other publicity concerning this transaction shall be made only with the prior agreement of Seller and Purchaser.

SECTION 10.3 Notices. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile, by electronic transmission in .pdf format or similar format, by nationally recognized private courier, or by United States mail. Notices delivered by mail shall be deemed given three business days after being deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested. Notices delivered by hand shall be deemed delivered and received when actually delivered. Notices given by nationally recognized private courier shall be deemed delivered and received on the date delivery is promised by the courier. Notices given by facsimile or by electronic transmission shall be deemed given and received on the first business day following receipt; provided, however, that a notice delivered by facsimile or electronic transmission shall only be effective if such notice is also delivered by hand, deposited in the United States mail, postage prepaid, registered or certified mail, or given by nationally recognized private courier on or before two business days after its delivery by facsimile or electronic transmission. All notices shall be addressed as follows:

If to the Seller:

Leggett & Platt, Incorporated

No. 1 Leggett Road

P.O. Box 757

Carthage, Missouri 64836-0757

Attention: Russell Iorio and John Lyckman

Fax: (417) 358-8449

Email: Russell.Iorio@leggett.com, John.Lyckman@leggett.com

with a copy to:

Perkins Coie LLP

131 S. Dearborn Street, Suite 1700

Chicago, IL 60603

Attention: Ted Wern and Greg Ostrander

Fax: (312) 324-9400

Email: twern@perkinscoie.com, gostrander@perkinscoie.com

If to Purchaser or Holdings:

KPI Holdings, Inc.

KPI Intermediate Holdings, Inc.

c/o Kenner Equity Partners, LLC

437 Madison Avenue, 36th Floor

New York, NY 10022

Fax: (212) 758-0406

Email: twolf@kennerco.com

and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 10.3.

SECTION 10.4 Entire Agreement. This Agreement and the instruments to be delivered by the parties pursuant to the provisions hereof constitute the entire agreement between the parties and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. Each Exhibit, schedule and the Disclosure Schedule shall be considered incorporated into this Agreement. Any amendments, or alternative or supplementary provisions, to this Agreement, must be made in writing and duly executed by an authorized representative or agent of each of the parties hereto.

SECTION 10.5 Non-Waiver. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

SECTION 10.6 Counterparts. This Agreement may be executed and delivered by each party hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute one and the same Agreement.

SECTION 10.7 Delivery by Facsimile or Electronic Transmission. This Agreement and any other Transaction Document, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such contract, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties.

SECTION 10.8 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and, for purposes of such jurisdiction, such provision or portion thereof shall be struck from the remainder of this Agreement, which shall remain in full force and effect. This Agreement shall be reformed, construed and enforced in such jurisdiction so as to best give effect to the intent of the parties under this Agreement.

SECTION 10.9 Applicable Law. This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the State of Delaware applicable to contracts made in that state, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware.

SECTION 10.10 Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their successors and permitted assigns. Nothing in this Agreement, express or implied, shall confer on any Person other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, including third party beneficiary rights. For the avoidance of doubt and without limiting the foregoing, the Company shall be deemed a successor to the Purchaser for purposes of this Agreement upon consummation of the Merger.

SECTION 10.11 Assignment. This Agreement and the rights and obligations hereunder shall not be assignable by Sellers without the prior written consent of Purchaser. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by Purchaser or Holdings or its successors or assigns (including by operation of law in connection with a merger or sale of stock, or sale of substantially all the assets, of a Person) without the consent of Seller (which consent shall not be unreasonably withheld or delayed); provided, however, Purchaser shall be entitled to collaterally assign its rights under this Agreement to any lender providing financing with respect to the transactions contemplated by this Agreement, but in no event shall any such assignment release Purchaser from its obligations hereunder.

SECTION 10.12 Amendments. This Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of each of the parties hereto.

SECTION 10.13 Waiver of Trial by Jury. EACH OF THE PARTIES HERETO WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LAWSUIT, ACTION OR PROCEEDING SEEKING ENFORCEMENT OF SUCH PARTY’S RIGHTS UNDER THIS AGREEMENT.

SECTION 10.14 Construction. The parties acknowledge and agree that each has negotiated and reviewed the terms of this Agreement, assisted by such legal and tax counsel as they desired, and has contributed to its revisions. The parties further agree that the rule of construction that any ambiguities are resolved against the drafting party shall be subordinated to the principle that the terms and provisions of this Agreement shall be construed fairly as to all parties and not in favor of or against any party. For purposes of this Agreement, whenever the context requires, the singular number shall include the plural, and vice versa, the masculine gender shall include the feminine and neuter genders, the feminine gender shall include the masculine and neuter genders and the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” Except as otherwise expressly indicated, all references in this Agreement to a “Section” or “Exhibit” are intended to refer to a section of or Exhibit to this Agreement.

SECTION 10.15 Governmental Reporting. Anything to the contrary in this Agreement notwithstanding, nothing in this Agreement shall be construed to mean that a party hereto or other Person must make or file, or cooperate in the making or filing of, any return or report to any governmental authority in any manner that such Person or such party reasonably believes or reasonably is advised is not in accordance with law.

SECTION 10.16 Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

[Signature Pages Follow]

The parties have executed this Unit Purchase Agreement as of the date indicated in the first sentence of this Agreement.

PURCHASER:

KPI ACQUISITION, LLC

By:	/s/ Thomas M. Wolf
Name:	Thomas M. Wolf
Its:	Vice President and Secretary

HOLDINGS:

KPI HOLDINGS, INC.

By:	/s/ Thomas M. Wolf
Name:	Thomas M. Wolf
Its:	Vice President and Secretary

INTERMEDIATE COMPANY:

KPI INTERMEDIATE HOLDINGS, INC.

By:	/s/ Thomas M. Wolf
Name:	Thomas M. Wolf
Its:	Vice President and Secretary

SELLER:

LEGGETT & PLATT, INCORPORATED

By:	/s/ David S. Haffner
Name:	David S. Haffner
Its:	President & CEO

COMPANY: PACE INDUSTRIES, LLC

By:	/s/ Ernest C. Jett
Name:	Ernest C. Jett
Its:	Sole Manager

EXHIBIT A

THIS JUNIOR SUBORDINATED PROMISSORY NOTE (THIS “NOTE”) HAS NOT BEEN REGISTERED FOR SALE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE LAWS OF ANY STATE AND MAY NOT BE OFFERED, SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT. THIS INSTRUMENT AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AND INTERCREDITOR AGREEMENT (THE “SUBORDINATION AGREEMENT”) DATED AS OF THE CLOSING DATE (AS DEFINED BELOW) AMONG LEGGETT & PLATT, INCORPORATED, A MISSOURI CORPORATION, KPI HOLDINGS, INC., A DELAWARE CORPORATION (“HOLDINGS”), THE COMPANY (AS DEFINED BELOW), THE OTHER DIRECT OR INDIRECT SUBSIDIARIES OF HOLDINGS THAT ARE PARTIES THERETO, GENERAL ELECTRIC CAPITAL CORPORATION, AND TOWER SQUARE CAPITAL PARTNERS III, L.P., TOWER SQUARE CAPITAL PARTNERS III-A, L.P., TOWER SQUARE CAPITAL PARTNERS III-B, L.P., MASSMUTUAL CORPORATE INVESTORS, MASSMUTUAL PARTICIPATION INVESTORS, CHASE CAPITAL CORPORATION, AND GENERAL MOTORS TRUST BANK, N.A., AS TRUSTEE FOR GMAM INVESTMENT FUNDS TRUST II; AND EACH HOLDER OF THIS INSTRUMENT, BY ITS ACCEPTANCE HEREOF, IRREVOCABLY AGREES TO BE BOUND BY THE PROVISIONS OF THE SUBORDINATION AGREEMENT.

JUNIOR SUBORDINATED PROMISSORY NOTE

$25,000,000	July 16, 2008

ARTICLE I

TERMS

FOR VALUE RECEIVED, Pace Industries, LLC, a Delaware limited liability company (together with its successors and permitted assigns, the “Company”), promises to pay to the order of Leggett & Platt, Incorporated, a Missouri corporation (together with its successors and permitted assigns, the “Holder”), the principal sum of Twenty Five Million Dollars ($25,000,000). The principal amount, together with accrued and unpaid interest, shall be paid on the earlier of July 16, 2014 or as otherwise provided herein upon the occurrence of an Event of Default (as applicable, the “Maturity Date”).

Interest will accrue on the unpaid principal balance of this Note at the rate of ten percent (10%) per annum, computed on the basis of a 360-day year, compounded annually, beginning on the Interest Accrual Hurdle Date. On each December 31 during the term of this Note occurring after the initial Interest Payment Hurdle Date (each, an “Interest Payment Date”), any interest accrued and unpaid during the twelve-month period ending on such Interest Payment Date shall be paid provided that the Leverage Ratio as of November 30th prior to each Interest Payment Date is 3.00:1.00 or less. Interest accruing prior to the Interest Payment Hurdle Date and Interest accruing after the Interest Payment Hurdle Date that is not paid due to the Leverage Ratio being greater than 3.00:1.00 shall not be repaid until the Maturity Date or upon any prepayment or acceleration event contemplated herein.

This Note may be prepaid in whole or in part at any time without premium or penalty. All payments hereunder shall be made in lawful currency of the United States by wire transfer of immediately available funds to one or more accounts specified from time to time by the Holder. All payments hereunder shall be applied first to any fees and expenses due hereunder, then to accrued interest and then to principal.

This Note is issued pursuant to the Unit Purchase Agreement dated as of the date hereof among Holdings, Intermediate Holdings, Acquisition LLC, the Holder, and the Company (the “Purchase Agreement”), pursuant to which Acquisition LLC is acquiring all of the outstanding membership interests of the Company (the “Acquisition”). This Note evidences the Company’s obligation to pay a portion of the purchase price described therein and the obligations of each Guarantor to guarantee such payment.

ARTICLE II

COVENANTS

The Company covenants and agrees that until indefeasible payment in full, in cash, of all of its obligations under this Note:

2.1 Senior Indebtedness. The Company’s obligations under this Note shall be pari passu with or senior to all Indebtedness, except Senior Indebtedness.

2.2 Payments on Equity. Holdings shall not, and shall not permit the Company or any Guarantor to, directly or indirectly, declare, order, pay, make or set apart any sum for any Equity Payment, except for: (a) dividends or distributions by wholly-owned Subsidiaries to another wholly-owned Subsidiary, (b) dividends or distributions by the Company or another Subsidiary to Intermediate Holdings or Holdings, (c) Holdings may declare and make dividend payments or other distributions payable solely in its Shares or Share Equivalents and (d) repurchases or redemptions of the Holdings Shares, or distributions to Holdings the proceeds of which are used by Holdings to repurchase or redeem Shares and Share Equivalent thereof, from bona fide officers, directors or employees of Holdings, the Company or any of the Company’s Subsidiaries, to the extent provided in any employment agreement, stock or subscription agreement, incentive plan or any similar agreement, plan or arrangement between the Company (or its Subsidiaries) or Holdings and employees of Holdings, the Company or its Subsidiaries or adopted by Holdings or the Company for the benefit of such employees.

2.3 Financial Reports. The Company shall, and shall cause each Subsidiary to, furnish to Holder all financial information that Holdings or any of its Subsidiaries provides to any holder of Senior Indebtedness at the same time and in the same form and substance as provided to such holder.

2.4 Subsidiaries. The Company shall (a) provide prompt written notice to the Holder at any time the Company, Holdings or the Intermediate Company, directly or indirectly, acquires or forms a Subsidiary and (b) promptly cause each such Subsidiary, other than a Foreign Subsidiary, to execute a Joinder Agreement (substantially in the form attached as Exhibit A) as a Guarantor.

ARTICLE III

EVENTS OF DEFAULT

3.1 The occurrence of one or more of the following events shall constitute an “Event of Default” under this Note:

(a) Nonpayment. (1) The Company shall fail to pay or cause to be paid when due any interest due under this Note and such nonpayment shall have continued for a period of five business days or (2) the Company shall fail to pay or cause to be paid when due all or any part of the principal due under this Note; or

(b) Covenants. The Company shall fail to comply with any covenant or agreement set forth in Article II hereof and such failure shall have continued for a period of 30 days after the earlier to occur of (i) the Company or any of its Subsidiaries obtaining actual knowledge of such default or (ii) the Company or any of its Subsidiaries receiving written notice of such default); or

(c) Defaults Under Other Agreements. Any default or event of default under any Senior Credit Agreement (in each case, a “Senior Default”) causes Indebtedness under any Senior Credit Agreement to become, or causes any holder of such Indebtedness to declare such Indebtedness, due and payable prior to its stated maturity in accordance with its terms. Notwithstanding anything to the contrary in this Note, if an Event of Default under this Note is predicated upon a Senior Default or upon any acceleration of such Indebtedness under any Senior Credit Agreement and the applicable Senior Default is cured or waived by the agent or lenders pursuant to the terms of the applicable Senior Credit Agreement, or such acceleration is rescinded by such agent or lenders (whether or not any existing Senior Default has been cured or waived), then the Event of Default under this Note shall be deemed to have been automatically cured upon the effectiveness of such Senior Default cure or waiver or upon the effectiveness of such rescission; or

(d) Insolvency Events. With respect to Holdings or any of its Subsidiaries:

(1) such Person shall be adjudicated insolvent or bankrupt or shall generally fail to pay or admit in writing its inability to pay its debts as they become due;

(2) such Person shall seek dissolution or reorganization or the appointment of a receiver, trustee, custodian or liquidator for it or a substantial portion of its property, assets or business or to effect a plan or other arrangement with its creditors;

(3) such Person shall make a general assignment for the benefit of its creditors or consent to, or acquiesce in the appointment of, a receiver, trustee, custodian or liquidator for a substantial portion of its property, assets or business;

(4) such Person shall file a voluntary petition under any bankruptcy, insolvency or similar law; or

(5) such Person, or a substantial portion of its property, assets or business, shall become the subject of an involuntary proceeding or petition for its dissolution or reorganization or the appointment of a receiver, trustee, custodian or liquidator and any such proceeding or petition shall not be dismissed within sixty (60) days after commencement or filing, as the case may be, or any order for relief shall be entered in any such proceeding; or

(e) A Change of Control.

3.2 Consequences of Events of Default. Upon the occurrence of any Event of Default described in the foregoing clauses 3.1(d) or 3.1(e), the unpaid principal amount owing under this Note, together with all accrued and unpaid interest thereon and all other amounts due and payable with respect thereto, shall automatically become immediately due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other requirements of any kind, all of which are hereby expressly waived by the Company, and the Company will immediately pay to the Holder all amounts due and payable with respect to this Note. Upon the occurrence and during the continuance of any other Event of Default, the Holder of this Note may, by written notice to the Company, declare all or any portion of the unpaid principal amount owing under this Note to be due and payable, whereupon such unpaid principal amount (together with all accrued and unpaid interest thereon and all other amounts due and payable with respect thereto) shall automatically become immediately due and payable, without any other notice of any kind and without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Company, and the Company will immediately pay to the Holder of this Note all such amounts declared to be due and payable with respect to this Note.

ARTICLE IV

DEFINITIONS

For purposes of this Note, the following terms shall have the meanings set forth below:

“Acceptable Senior Credit Facility” means the Senior Credit Agreements, together with all complete or partial refinancings thereof, and any amendments, modifications, renewals or extensions thereof and supplements thereto, whether under the Senior Credit Agreements or any agreement, documents and instruments replacing, refinancing, or refunding, in whole or in part, the Indebtedness (as defined in the Senior Credit Agreements) incurred under the Senior Credit Agreements or any such successor agreements, documents and instruments.

“Acquisition” has the meaning given to such term in the fourth paragraph of this Note.

“Acquisition LLC” means KPI Acquisition, LLC, a Delaware limited liability company, and any successor entity.

“Capital Lease” of any Person means any lease or similar agreement of any property by such Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of such Person.

“Change of Control” means any event or transaction or series of events or transactions (occurring for whatever reason) following which:

(a) The Kenner Investors sell, transfer or dispose of greater than 25% of the issued and outstanding shares of common stock of Holdings owned by them, collectively, as of the Closing Date (as the same may be adjusted for any combination, recapitalization or reclassification into a greater or smaller number of shares, interests or other unit of equity security) to any Person that is not a Kenner Investor or an Affiliate of a Kenner Investor (as such Affiliates are constituted on the Closing Date); or

(b) The Kenner Investors or their respective Affiliates (as constituted on the Closing Date) shall cease to own beneficially and control at least a majority of the outstanding Voting Stock of Holdings or any other stockholder beneficially owns or controls more of the Voting Stock of Holdings then owned or controlled by the Kenner Investors and their respective Affiliates; or

(c) Kenner & Company, Inc. shall cease:

(i) to control the management and policies of Holdings and its Subsidiaries;

or

(ii) to have the right or ability by voting power, contract or otherwise to elect a majority of the members of the board (or equivalent organizational body, to the extent there is one) of Holdings, Intermediate Holdings or the Company; or

(d) two out of three of the following individuals shall cease to control the management and policies of Kenner & Company, Inc.: Jeffrey L. Kenner, Larry T. Solari and Thomas M. Wolf; or

(e) Holdings shall cease to directly own and control all of the outstanding Shares of Intermediate Holdings, Intermediate Holdings shall, prior to the Merger, cease to directly own and control all of the outstanding Shares of Acquisition LLC and, after the Merger, the Company shall cease to directly or indirectly own and control all of the outstanding Shares of its Subsidiaries; or

(f) any event constituting a “Change of Control” (or any term of similar import) under any Acceptable Senior Credit Facility shall occur.

“Closing Date” means the date upon which the consummation of the transactions contemplated by the Purchase Agreement have occurred.

“Company” has the meaning has the meaning given to such term in the first paragraph of this Note.

“EBITDA” shall mean, for any period, the net income (or loss) for the applicable period of measurement of Holdings and its Subsidiaries calculated on a consolidated basis determined in accordance with GAAP, excluding: (a) the income (or loss) of any Person which is not a Subsidiary of Holdings, except to the extent of the amount of dividends or other distributions actually paid to Holdings or any of its Subsidiaries in cash by such Person during such period and the payment of dividends or similar distributions by that Person is not at the time prohibited by operation of the terms of its charter or of any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Person; (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Holdings or is merged into or consolidated with Holdings or any of its Subsidiaries or that Person’s assets are acquired by Holdings or any of its Subsidiaries; (c) the proceeds of any life insurance policy; (d) gains or losses from the sale, exchange, transfer or other disposition of property or assets not in the ordinary course of business of Holdings and its Subsidiaries, and related tax effects in accordance with GAAP; and (e) any other extraordinary or non-recurring gains or losses of Holdings or its Subsidiaries, and related tax effects in accordance with GAAP; plus (i) all amounts deducted in calculating net income (or loss) for depreciation or amortization for such period; (ii) interest expense (less interest income) deducted in calculating net income (or loss) for such period; (iii) all accrued taxes on or measured by income to the extent deducted in calculating net income (or loss) for such period; (iv) all management fees pursuant to the Management Agreement to the extent deducted in calculating net income (or loss) for such period; (v) all non-cash losses or expenses (or minus non-cash income or gain) included or deducted in calculating net income (or loss) for such period (including, without limitation, any non-cash loss or expense due to the application of FAS No. 106 regarding post-retirement benefits, FAS No. 133 regarding hedging activity, FAS No. 142 regarding impairment of goodwill, FAS No. 150 regarding accounting for financial instruments with debt and equity characteristics and non-cash expenses deducted as a result of any grant of Shares to employees, officers or directors) but excluding any non-cash loss or expense (x) that is an accrual of a reserve for a cash expenditure or payment to be made, or anticipated to be made, in a future period or (y) relating to a write-down, write off or reserve with respect to accounts and inventory; and (vi) fees and expenses incurred in connection with the transactions contemplated by the Purchase Agreement to the extent deducted in the calculation of net income (or loss) for such portion. EBITDA shall be calculated in a manner consistent with the past accounting policies, principles, practices and procedures used in preparation of the Financial Statements (as defined in the Purchase Agreement).

“Equity Payment” means (a) any dividend, redemption or other distribution of property or rights, direct or indirect, on account of any Shares or Share Equivalents of Holdings or any of its Subsidiaries (“Holdings Shares”), (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of any Holdings Shares, or (c) any payment or prepayment of principal, premium, interest, fees or other charges on, or redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to any Indebtedness of Holdings or any of its Subsidiaries to any holder of any Holdings Shares, except to any financial institution holding Senior Indebtedness.

“Foreign Subsidiary” of any Person at any date means a Subsidiary that is a “controlled foreign corporation” under Section 957 of the Internal Revenue Code, such that a guaranty by such Subsidiary of the Company’s obligations hereunder would result in material tax liability to the Company.

“GAAP” means generally accepted accounting principles as in effect in the United States from time to time, consistently applied in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financing Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), which are applicable to the circumstances as of the date of determination.

“Guaranteed Obligations” means any and all obligations of the Company for the performance of its obligations under this Note, it being acknowledged by each Guarantor that such other obligations may arise or be created, incurred or assumed at any time and from time to time and in such manner and such circumstances and with such terms and provisions as the Company and the Holder may agree without notice or demand of any kind or nature whatsoever to such Guarantor.

“Guarantor” means Holdings and each of the direct and indirect Subsidiaries of the Company or Holdings (other than Foreign Subsidiaries).

“Guaranty” has the meaning has the meaning given to such term in the clause 5.1 of this Note.

“Holder” has the meaning has the meaning given to such term in the first paragraph of this Note.

“Holdings” has the meaning given to such term in the legend on the first page of this Note.

“Indebtedness” of any Person means, without duplication: (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business); (c) the face amount of all letters of credit issued for the account of such Person and without duplication, all drafts drawn thereunder and all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments issued by such Person; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all monetary obligations under any Capital Lease; (g) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off balance sheet financing product; (h) all obligations, whether or not contingent, to purchase, redeem, retire, defease or otherwise acquire for value any of its own Shares (or any Share of a direct or indirect parent entity thereof) prior to the date that is 180 days after April 16, 2014, valued at, in the case of redeemable preferred Shares, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Shares plus accrued and unpaid dividends; (i) all indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; and (j) in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above, all contingent obligations if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

“Interest Accrual Hurdle Date” means the initial date following the Closing Date as of which EBITDA of Holdings and its Subsidiaries for any preceding twelve full calendar months exceeds $43 million. For purposes of determining the Interest Accrual Hurdle Date, EBITDA shall be calculated in a manner consistent with the accounting policies, principles, practices and procedures used in preparation of the Financial Statements (as defined in the Purchase Agreement).

“Interest Payment Hurdle Date” means the initial date following the Closing Date as of which the Leverage Ratio is 3:00:1.00 or less. For purposes of determining the Interest Payment Hurdle Date, EBITDA shall be calculated in a manner consistent with the accounting policies, principles, practices and procedures used in preparation of the Financial Statements (as defined in the Purchase Agreement).

“Interest Payment Date” has the meaning has the meaning given to such term in the second paragraph of this Note.

“Intermediate Holdings” means KPI Intermediate Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of Holdings.

“Kenner Investors” means the holders of issued and outstanding common stock of Holdings as of the Closing Date (excluding any common stock, stock options or other incentive equity held by employees of Holdings or any of its Subsidiaries).

“Leverage Ratio” means, as of the end of any month, the ratio of (i) Total Debt to (ii) EBITDA for the twelve months ending with such month.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, lien (statutory or otherwise), preference over assets, priority over assets, security interest, chattel mortgage or other charge or encumbrance of any kind, or any other similar type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property and any lease having substantially the same effect as any of the foregoing

“Management Agreement” means that certain Management Agreement, dated as of July 15, 2008, between Holdings and Kenner Equity Management, LLC, a Delaware limited liability company and an Affiliate of Kenner & Company, Inc.

“Maturity Date” has the meaning has the meaning given to such term in the first paragraph of this Note.

“Merger” means the Merger of Acquisition LLC by and into the Company with the Company as the surviving limited liability company, to be consummated immediately after the consummation of the Acquisition.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, land trust, business trust or unincorporated organization.

“Purchase Agreement” has the meaning given to such term in the fourth paragraph of this Note.

“Senior Credit Agreements” means any agreement, instrument or document evidencing or relating to Senior Indebtedness.

“Senior GECC Credit Agreement” means that certain Credit Agreement, dated as of the Closing Date, by and among Acquisition LLC, the Company, Holdings, Pace Industries, Inc., certain Subsidiaries, General Electric Capital Corporation, in its capacity as Administrative Agent, and the lenders party thereto.

“Senior Indebtedness” means all Indebtedness of Holdings or its Subsidiaries that is subject to one or more subordination agreements between the holder thereof and the Holder, and all permitted refinancings thereof, and in any event, all “Senior Indebtedness” (as such term is defined in the Subordination Agreement).

“Shares” of any Person means any and all shares of capital stock, partnership interests, limited liability company interests, membership interests, or other shares, equity interests or other equivalents (however designated and of any class) in the capital of, or other ownership interests in, such Person.

“Share Equivalents” means all securities convertible into or exchangeable for Shares or any other Share Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Shares or any other Share Equivalent, whether or not presently convertible, exchangeable or exercisable.

“Subordination Agreement” has the meaning given to such term in the legend on the first page of this Note.

“Subsidiary” means any corporation, partnership or limited liability company of which Holdings, the Intermediate Holdings or the Company owns, directly or indirectly through one or more intermediaries, more than 50% of the Voting Stock, partnership interests or membership interests at any time of determination.

“Total Debt” means any Indebtedness outstanding under the 13% Senior Subordinated Notes due April 16, 2014 (together with any notes issued in exchange therefor or replacement thereof) issued by the Company and Pace Industries, Inc. as of the Closing Date; plus (a) the average daily principal balance of the Revolving Loans (as defined in the Senior GECC Credit Agreement) for the one month period ending on the last day of the applicable measurement period; (b) the outstanding principal balance of the Term Loan A (as defined in the Senior GECC Credit Agreement) as of the last day of the applicable measurement period; (c) the Letter of Credit Liabilities (as defined in the Senior GECC Credit Agreement) as of the last day of the applicable measurement period; and (d) the outstanding principal balance of all other Indebtedness of Holdings and its Subsidiaries as of the last day of the applicable measurement period.

“Voting Stock”, when used with reference to any Person, means Shares (however designated) of such Person having ordinary voting power for the election of a majority of the members of the board of directors of such Person, other than Shares having such power only by reason of the happening of a contingency.

ARTICLE V

GUARANTY

5.1 Guaranty. Each Guarantor hereby unconditionally guarantees (the “Guaranty”) to the Holder the timely payment in full when due (whether at stated maturity, by acceleration or otherwise) and performance of the Guaranteed Obligations in each case strictly in accordance with their terms. Each Guarantor hereby further agrees that if the Company shall fail to pay in full when required by this Note (whether at stated maturity, by acceleration or otherwise) all or any part of the Guaranteed Obligations, Guarantor will immediately pay the same, without the need for any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of all or any part of the Guaranteed Obligations, the same will be timely paid in full when required by this Note (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal. This Guaranty is absolute, irrevocable and unconditional in nature and is made with respect to any and all Guaranteed Obligations now existing or in the future arising. Guarantor’s liability under this Guaranty shall continue until indefeasible payment in full, in cash, of all Guaranteed Obligations. This Guaranty is an unconditional guarantee of due and punctual payment and performance and not of collectibility.

5.2 Acknowledgment and Consents. Each Guarantor agrees that its liability hereunder is absolute and unconditional irrespective of:

1.	any lack of validity or enforceability of any provision of this Note, or avoidance or subordination of any of the Guaranteed Obligations;

2.	any change in the time, manner or place of payment of, or in any other term of, or any increase in the amount of, all of the Guaranteed Obligations, or any other amendment or waiver of any term of, or any consent to departure from any requirement of, this Note;

3.	any release or amendment or waiver of any term of any other guaranty of, or any consent to departure from any requirement of any other guaranty of, all or any of the Guaranteed Obligations;

4.	the absence of (A) any attempt to collect any of the Guaranteed Obligations from the Company or from any other Guarantor or (B) any other action to enforce the same or the election of any remedy by the Holder;

5.	any waiver, consent, extension, forbearance or grant of any indulgence by the Holder with respect to any provision of the Note;

6.	the election by the Holder in any proceeding under the Bankruptcy Code of the application of section 1111(b)(2) of the Bankruptcy Code;

7.	any borrowing or grant of a security interest by the Company, as debtor-in-possession, under section 364 of the Bankruptcy Code;

8.	the disallowance, under section 502 of the Bankruptcy Code, of all or any portion of the claims of the Holder for payment of any of the Guaranteed Obligations;

9.	any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal; or

10.	any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.

ARTICLE VI

GENERAL

6.1 Subordination. This Note and all rights of the Holder are and shall be at all times subject to the terms and conditions of the Subordination Agreement. This Note constitutes Subordinated Debt (as defined in the Subordination Agreement) under the Subordination Agreement. Payments of principal and interest hereunder are subject to the rights of the holders of Senior Debt (as defined in the Subordination Agreement) under the Subordination Agreement.

6.2 Descriptive Headings; Interpretation. The descriptive headings of this Note are inserted for convenience only and do not constitute a substantive part of this Note. The use of the word “including” in this Note will be by way of example rather than by limitation.

6.3 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Note will be in writing and will be deemed to have been given when delivered personally to the recipient, sent to the recipient by reputable overnight courier service (charges prepaid) or mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications will be sent to the Company and the Holder at their respective addresses indicated in the Purchase Agreement or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

6.4 No Waiver, Remedies Cumulative. No delay on the part of the Holder in exercising any right, power or privilege under this Note shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder or thereunder preclude other or further exercise thereof, or the exercise of any other right, power or privilege. The rights and remedies provided in this Note are cumulative and are in addition to all rights or remedies which the Holder otherwise may have in law or in equity or by statute or otherwise. Without limiting the generality of the foregoing, nothing in this Note shall be deemed to preclude or be in lieu of any right or remedy which the Holder may have in law or in equity or by statute or otherwise against the Company or any other Person based upon any fraud.

6.5 Amendments and Waivers. This Note may not be changed or amended orally, and no waiver hereunder may be oral, but any change or amendment hereto or any waiver hereunder must be in writing and signed by the Holder and the Company.

6.6 Divisibility and Replacement of Note. This Note may be divided into multiple notes in such denominations as the Holder and any subsequent Holders may request upon surrender of such instrument at the principal office of the Company. In case any Note shall be mutilated, lost, stolen, or destroyed, the Company shall issue and deliver in exchange and substitution for, and upon cancellation of the mutilated instrument or in lieu of and substitution for the instrument lost, stolen or destroyed, a new note or other document of like tenor and representing an equivalent right or interest, but only upon receipt of evidence satisfactory to the Company of such loss, theft or destruction; the affidavit of the Holder, without bond but with promise of indemnity, shall be satisfactory.

6.7 Governing law; Waivers; Personal Jurisdiction.

(a) Governing Law. THIS NOTE AND RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE DEEMED TO BE CONTRACTS UNDER THE LAWS OF THE STATE OF ILLINOIS AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT PROVISION OR RULE (WHETHER OF THE STATE OF ILLINOIS OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF ILLINOIS.

(b) Waiver. THE COMPANY AND EACH GUARANTOR HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO IT AT THE COMPANY’S ADDRESS INDICATED IN THE AGREEMENT, AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED TWO BUSINESS DAYS AFTER THE SAME SHALL HAVE BEEN DEPOSITED IN THE U.S. MAILS, POSTAGE PREPAID. THE COMPANY AND EACH GUARANTOR HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL, ANY OBJECTION BASED ON FORUM NON CONVENIENS AND ANY OBJECTION TO VENUE IN CONNECTION WITH ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THIS NOTE OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. THE COMPANY AND EACH GUARANTOR REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(c) Exclusive Jurisdiction. EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION AND VENUE OF ANY COUNTY, STATE OR FEDERAL COURT SERVING CHICAGO, ILLINOIS, WITH RESPECT TO ANY CLAIM OR CAUSE OF ACTION ARISING UNDER OR RELATING TO THIS AGREEMENT AND ANY RELATED TRANSACTIONS. EACH OF THE PARTIES ALSO WAIVES ANY OBJECTION BASED ON VENUE OF ANY SUCH LITIGATION IN THE COUNTY, STATE OR FEDERAL COURTS SERVING CHICAGO, ILLINOIS, AND AGREES NOT TO PLEAD OR CLAIM THAT SUCH LITIGATION BROUGHT IN CHICAGO, ILLINOIS HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY ALSO HERETO WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT, AND AGREES THAT ALL SERVICES OF PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO IT AT ITS ADDRESS AS LISTED ON THE SIGNATURE PAGE HERETO. NOTHING IN THIS CLAUSE SHALL AFFECT THE RIGHT OF THE ANY PARTY HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(d) Other Jurisdictions. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THE COMPANY AND EACH GUARANTOR AGREES THAT THE HOLDER SHALL HAVE THE RIGHT TO PROCEED AGAINST THE COMPANY AND/OR ONE OR MORE GUARANTORS IN A COURT IN ANY LOCATION TO ENABLE THE HOLDER TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF THE HOLDER. THE COMPANY AND EACH GUARANTOR WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH THE HOLDER HAS COMMENCED A PROCEEDING DESCRIBED IN THIS CLAUSE.

6.8 Expenses. The Company agrees to pay on demand the reasonable fees, expenses and disbursements of the Holder’s counsel incurred in connection with the enforcement of this Note and/or the Subordination Agreement, and in connection with any litigation, proceeding or dispute arising hereunder or thereunder.

6.9 Severability. The provisions of this Note are severable and if any one clause or provision, or part thereof, is deemed to be invalid, illegal or unenforceable in such jurisdiction, then such invalidity, illegality or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Note in any other jurisdiction.

6.10 Lawful Rate of Interest. Notwithstanding any other provision contained in this Note, the aggregate annual interest rate charged hereunder (including all charges and fees deemed to be interest pursuant to applicable law) shall not exceed the maximum annual rate permitted by applicable law. In the event that the aggregate annual interest rate payable hereunder (including all charges and fees deemed to be interest under applicable laws) exceeds the maximum legal rate, the Company shall only pay the Holder interest at the maximum permitted rate, and the Company shall continue to make such interest payments at the maximum permitted rate until all amounts, fees and obligations payable hereunder have been paid in full.

6.11 Assignment. This Note shall be binding upon the Company, each Guarantor and each of their respective successors and assigns, except that neither the Company nor any Guarantor may assign or otherwise transfer any of its obligations hereunder without Holder’s prior written consent. The Holder may not assign or otherwise transfer any of its rights or obligations under this Note without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed); provided that the Holder may assign or transfer this Note (in whole or not in part), without the consent of the Company or any other Person, (i) to any Person who directly or indirectly Controls, is Controlled by or is under common Control with Leggett & Platt, Incorporated (an “Affiliate”) or (ii) upon and after the occurrence of any Event of Default hereunder. Unless and until the Holder delivers written notice to the Company of any permitted transfer to an Affiliate under item (i) of the preceding sentence, the Company and each Guarantor shall be entitled to treat the Holder of record on the Company’s books as the Holder for all purposes of this Note and shall continue to observe all of their respective obligations to Holder hereunder. “Control” for this purpose means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of securities, by contract or otherwise. For the avoidance of doubt, a sale of stock or sale of all or substantially all of the assets of, or any merger, combination, recapitalization or any similar transaction involving, Leggett & Platt, Incorporated or any of its subsidiaries or any other Holder shall not be deemed an assignment or transfer hereunder and shall not require the consent of or notice to any party.

IN WITNESS WHEREOF, the Company and each Guarantor has executed and delivered this Note in the date first written above.

BORROWER: PACE INDUSTRIES, LLC

By:
Its:

GUARANTORS:

KPI HOLDINGS, INC.

By:	Thomas M. Wolf
Its:	Vice President

KPI INTERMEDIATE HOLDINGS, INC.

By:	Thomas M. Wolf
Its:	Vice President

PACE INDUSTRIES, INC.

By:
Its:

PACE INDUSTRIES OF MEXICO, L.L.C.

By:
Its:

EXHIBIT A

TO

JUNIOR SUBORDINATED PROMISSORY NOTE

JOINDER AGREEMENT

Reference is made to that certain Junior Subordinated Promissory Note dated July 16, 2008 executed and delivered by Pace Industries, LLC, a Delaware corporation, to Leggett & Platt, Incorporated, a Missouri corporation (the “Note”). Capitalized terms used herein shall have the respective meanings assigned to them in the Note.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby becomes a party to the Note as a Guarantor with the same force and effect as if it had been an original signatory to the Note as a Guarantor.

This Joinder Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Illinois, without giving effect to any choice of law or conflict provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

IN WITNESS WHEREOF, this Joinder Agreement has been duly executed as of                     .

By:
Title:

EXHIBIT B

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

KPI HOLDINGS, INC.

KPI HOLDINGS, INC., a corporation organized and existing and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

1. The name of the Corporation is KPI Holdings, Inc. The original Certificate of Incorporation of the Corporation was filed in the Office of the Secretary of State of the State of Delaware on June 24, 2008 under the name KPI Holdings, Inc.

2. This Amended and Restated Certificate of Incorporation amends and restates the provisions of the Certificate of Incorporation of the Corporation as heretofore filed and has been duly adopted in accordance with the provisions of Sections 241 and 245 of the General Corporation Law of the State of Delaware (the “GCL”).

3. The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

FIRST: The name of the Corporation is KPI Holdings, Inc.

SECOND: The address of the Corporation’s registered office in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, in the city of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature or purpose of the business to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the GCL.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is Two Hundred and Fifty Thousand (250,000) shares, consisting of:

(i) Two Hundred Thousand (200,000) shares of common stock, par value $0.001 per share (the “Common Stock”); and

(ii) Fifty Thousand (50,000) shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), including Twenty-Five Thousand (25,000) shares of Preferred Stock designated “Series A Senior Redeemable Preferred Stock” (the “Series A Preferred Stock”).

A statement of the powers, designations, preferences, and relative participating, optional or other special rights and the qualifications, limitations and restrictions of the Common Stock and the Preferred Stock is as follows:

1. Common Stock.

(a) Dividends. Subject to the priority and other express terms of any outstanding series of Preferred Stock, dividends may be paid in cash or otherwise with respect to the Common Stock out of the assets of the Corporation legally available therefor, upon the terms, and subject to the limitations, as the Board of Directors of the Corporation (the “Board of Directors”) may determine. All shares of Common Stock shall be of equal rank and shall be identical.

(b) Liquidation Rights. In the event of a Liquidation of the Corporation and after all required payments to holders of Preferred Stock, the holders of Common Stock shall be entitled to share in the distribution of any remaining assets available for distribution to the holders of Common Stock ratably in proportion to the total number of shares of Common Stock then issued and outstanding.

(c) Voting Rights. The holders of Common Stock shall be entitled to one vote per share in voting or consenting to the election of directors and for all other corporate purposes to the extent authorized by this Amended and Restated Certificate of Incorporation or the GCL.

2. Serial Preferred Stock. The Board of Directors is hereby expressly authorized, subject to limitations prescribed by law, by resolution or resolutions and by filing a certificate pursuant to the applicable law of the State of Delaware, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock in addition to the Series A Preferred Stock, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

The authority of the Board of Directors with respect to each series of Preferred Stock in addition to Series A Preferred Stock shall include, but not be limited to, determination of the following:

(a) The number of shares constituting that series and the distinctive designation of that series;

(b) The rate of dividend, and whether (and if so, on what terms and conditions) dividends shall be cumulative (and if so, whether unpaid dividends shall compound or accrue) or shall be payable in preference or in any other relation to the dividends payable on any other class or classes of stock or any other series of the Preferred Stock;

(c) Whether that series shall have voting rights in addition to the voting rights provided by law and, if so, the terms and extent of such voting rights;

(d) Whether the shares must or may be redeemed and, if so, the terms and conditions of such redemption (including, without limitation, the dates upon or after which they must or may be redeemed and the price or prices at which they must or may be redeemed, which price or prices may be different in different circumstances or at different redemption dates);

2

(e) Whether the shares shall be issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange (including without limitation the price or prices or the rate or rates of conversion or exchange or any terms for adjustment thereof);

(f) The amounts, if any, payable under the shares thereof in the event of the Liquidation of the Corporation in preference of shares of any other class or series and whether the shares shall be entitled to participate generally in distributions in the Common Stock under such circumstances;

(g) Sinking fund provisions, if any, for the redemption or purchase of the shares (the term “sinking fund” being understood to include any similar fund, however designated); and

(h) Any other relative rights, preferences, limitations and powers of that series.

Notwithstanding the foregoing or anything to the contrary herein, for as long as any shares of the Series A Preferred Stock are outstanding, all Preferred Stock issued under this paragraph 2 of ARTICLE FOURTH shall be Junior Stock with respect to the Series A Preferred Stock.

3. Series A Preferred Stock. The Series A Preferred Stock, consisting of 25,000 shares, par value $0.001 per share, has the preferences and relative and other rights, and the qualifications, limitations or restrictions thereof, as follows:

(a) Dividends.

(1) Commencing on the initial Dividend Accrual Date, cumulative annual dividends shall accrue on each share of issued and outstanding Series A Preferred Stock in an amount equal to 8% of the Dividend Base Amount per share, compounded annually, whether or not declared or paid, and regardless of whether there are profits, surplus or other funds legally available for payment of dividends. Accrual of such dividends shall be computed on the basis of a 360-day year of twelve 30-day months, and shall accrue and compound annually in arrears on each Dividend Accrual Date. Dividends shall be paid in full in cash when the shares of Series A Preferred Stock are redeemed by the Corporation in the manner provided in paragraph 3(d) of this ARTICLE FOURTH.

(2) All dividends paid with respect to shares of Series A Preferred Stock pursuant to this paragraph 3(a) shall be paid pro rata to the holders entitled thereto. In the event that the funds legally available therefor shall be insufficient for the payment of the entire amount of cash dividends payable at any Dividend Accrual Date, subject to this paragraph 3(a), such funds shall be allocated for the payment of dividends with respect to the shares of Series A Preferred Stock pro rata based upon the sum of the Liquidation Preference of the outstanding shares plus accrued but unpaid dividends thereon.

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(b) Priority; Restrictions on Dividends and Redemption. The Series A Preferred Stock shall, with respect to dividend rights, redemption rights, rights on Liquidation and rights upon a Redemption Triggering Event, rank senior to all Junior Stock.

(1) Dividends. So long as any shares of Series A Preferred Stock shall be outstanding, the Corporation shall not (i) declare, or pay, with respect to any Junior Stock, any dividend whatsoever, whether in cash, property or otherwise (other than dividends payable in shares of the class or series of such Junior Stock upon which such dividends are declared or paid), or (ii) make any distribution with respect to any Junior Stock, provided, that the accrual of dividends on Junior Stock will not be restricted by the foregoing.

(2) Redemption. The Corporation shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, redeem, purchase or otherwise acquire for value any Junior Stock (or pay, set aside or make available any money for the purchase or redemption thereof) unless, at the time of making such redemption, purchase or other acquisition, the Corporation shall have redeemed, or shall contemporaneously redeem, all of the then outstanding shares of Series A Preferred Stock at the applicable redemption price as set forth in paragraph 3(d) of this ARTICLE FOURTH; provided, that notwithstanding the foregoing, so long as no redemption default by the Corporation has occurred and is continuing under paragraph 3(d)(1) of this ARTICLE FOURTH, the Corporation may repurchase shares of Capital Stock or other Equity Interests held by bona fide full-time employees of the Corporation or any of its Subsidiaries for cash, junior notes or any combination thereof in connection with the death, disability or termination of employment of such employees or any plan or agreement governing the Corporation’s issuance of option or other equity-based awards to employees.

(3) Restrictions under Senior Credit Agreements and Law. Notwithstanding anything to the contrary in this Amended and Restated Certificate of Incorporation, the Corporation shall not, and shall not permit any Subsidiary of the Corporation to, make any dividends or distribution with respect to, or purchase, redeem or otherwise acquire for consideration, any shares of Capital Stock of the Corporation, unless the Corporation is permitted to do so under both (i) the Senior Credit Agreements and (ii) 8 Del. C. §170 of the GCL; provided that the Corporation shall make any dividend or distribution or purchase or otherwise acquire such shares for consideration as otherwise required under this Amended and Restated Certificate of Incorporation as soon as it is permitted to do so under both (i) the Senior Credit Agreements and (ii) 8 Del. C. §170 of the GCL.

(c) Distributions Upon Liquidation, Dissolution or Winding Up. In the event of any Liquidation, but before any distribution or payment shall be made to the holders of Junior Stock, the holders of the Series A Preferred Stock shall be entitled to be paid, in cash, out of the assets of the Corporation available for distribution to its stockholders, an amount equal to the aggregate Liquidation Preference of all outstanding shares of Series A Preferred Stock plus accrued but unpaid dividends with respect to such shares of Series A Preferred Stock to be redeemed as of the date of such Liquidation. If, upon any such Liquidation, the assets of the Corporation distributable to the holders of all outstanding shares of the Series A Preferred Stock

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shall be insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then the entire assets of the Corporation shall be distributed to the holders of the Series A Preferred Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled. Notwithstanding any provision to the contrary, a Redemption Triggering Event, shall not be deemed to be a Liquidation of the Corporation for purposes of this paragraph 3(c), it being understood that any redemption payments or distributions on or in respect of the Corporation’s Capital Stock or other Equity Interests that are made in connection with a Redemption Triggering Event pursuant to paragraph 3(d) of this ARTICLE FOURTH shall be distributed in accordance with the same priority as applied in a Liquidation.

Written notice of any Liquidation, stating a payment date and the place where the distributive amounts shall be payable, shall be given in accordance with paragraph 3(f)(2) of this ARTICLE FOURTH, not less than thirty (30) days prior to the payment date stated therein, to the holders of record of the Series A Preferred Stock at their respective addresses as the same shall appear on the books of the Corporation.

(d) Redemption by the Corporation.

(1) Subject to paragraph 3(b)(3) of this ARTICLE FOURTH, the Corporation shall redeem all then outstanding shares of Series A Preferred Stock on the date that is the earlier of: (i) a Redemption Triggering Event, or (ii) the seventh anniversary of the Issue Date, at a price per share equal to the Face Amount plus accrued but unpaid dividends thereon as of the redemption date (subject to the remaining provisions of this paragraph 3(d)(1), the “Series A Redemption Price”). If a Redemption Triggering Event shall occur prior to December 31, 2011, then the “Face Amount” shall be deemed to be $25,000,000 and the Series A Redemption Price payable upon such Redemption Triggering Event shall equal $25,000,000 plus accrued but unpaid dividends at a rate of 8% per annum on such amount from the Issue Date through and including the redemption date, notwithstanding anything to the contrary in the definition of “Face Amount” in paragraph 3(n) of this ARTICLE FOURTH.

(2) The Corporation may redeem all then outstanding shares of Series A Preferred Stock at any time at a price per share equal to $25,000,000, payable in full in cash by wire transfer of immediately available funds, plus all accrued but unpaid dividends at a rate of 8% per annum on such amount from the Issue Date through and including the redemption date.

(3) Notice of every proposed redemption of Series A Preferred Stock shall be sent by or on behalf of the Corporation to the holders of record of the shares of Series A Preferred Stock so to be redeemed prior to the date fixed for redemption (the “Series A Redemption Date”), which Series A Redemption Date shall be no sooner than 30 days and no later than 60 days from such notice, (i) notifying such holders of the election or obligation of the Corporation to redeem such shares of Series A Preferred Stock and of the Series A Redemption Date, (ii) stating the place or places at which the shares of Series A Preferred Stock called for redemption shall, upon presentation and surrender of the certificates evidencing such shares of Series A Preferred Stock, be

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redeemed, and the Series A Redemption Price therefor, and (iii) stating that unless the Corporation defaults in making the redemption payment, dividends on the Dividend Base Amount shall cease to accrue on the Series A Redemption Date.

(4) If the Corporation fails to make a full payment or delivery as aforesaid on the Series A Redemption Date, then each holder of shares called for redemption shall be entitled to all preferences and relative and other rights accorded to such shares of Series A Preferred Stock under this Amended and Restated Certificate of Incorporation and/or under applicable law until and including the date when the Corporation makes full payment or delivery as aforesaid to the holders of the Series A Preferred Stock.

(5) From and after the date that the Series A Preferred Stock is redeemed and the holders of the shares of Series A Preferred Stock have received all amounts payable hereunder in cash, such redeemed and paid shares of Series A Preferred Stock shall no longer be deemed to be outstanding and all rights of the holders of such shares shall cease and terminate.

(e) Voting, Approval and Other Rights of Series A Preferred Stock.

(1) Voting Rights. The holders of the issued and outstanding shares of Series A Preferred Stock shall have no voting rights except as set forth in this paragraph 3(e) of ARTICLE FOURTH or as otherwise required by law.

(2) Approval Rights. In addition to any other rights provided by law, so long as any Series A Preferred Stock is outstanding, the Corporation, without first obtaining the affirmative written consent of the holders of not less than a majority of the then outstanding shares of Series A Preferred Stock voting separately as a single class (which consent may be granted or withheld in their sole and absolute discretion): (i) will not amend or repeal any provision of, or add any provision to, the Corporation’s Amended and Restated Certificate of Incorporation or By-laws in either case if such action would amend or alter paragraph 3 of this ARTICLE FOURTH or otherwise amend or alter the preferences, rights, privileges or powers of any shares of, or any provisions provided for the benefit of, any holder of shares of the Series A Preferred Stock; (ii) will not, and will not permit any Subsidiary to, enter into or commit to enter into material transactions or agreements (other than the Management Agreement), amend or modify any such agreements, or issue any equity security, debt security or convertible security, with or to Kenner & Company, Inc., Kenner Equities IV, L.P. or any of their respective directors, officers, managers or Affiliates (excluding any officers, employees or directors of the Corporation and its Subsidiaries who are not directors, officers or managers of Kenner & Company, Inc. or Kenner Equities IV, L.P.), other than any such transactions or agreements entered into in the ordinary course of business on terms not less favorable than that which would be available to the Corporation on an arms’-length basis from an unrelated third party and/or (iii) will not permit any of its Subsidiaries (or their respective directors or officers) to issue any Capital Stock or other Equity Interests to any Person, other than to another wholly-owned Subsidiary of the Corporation.

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(3) Rights Relating to Indebtedness. If the Seller Note has been repaid in full and is no longer outstanding, so long as any Series A Preferred Stock is outstanding, the Corporation shall, and shall cause each Subsidiary to, furnish to the holders of Series A Preferred Stock all financial information that the Corporation or any Subsidiary would otherwise have been required to provide, or cause to be provided, to any holder of the Seller Note at the same time and in the same form and substance as would have been required under the Seller Note.

(4) Access. The holders of a majority of the Series A Preferred Stock and their accountants and other representatives shall be permitted reasonable access on reasonable notice (including for the purposes of copying) to review the books and records and work papers related to the Corporation’s determination of EBITDA and the Face Amount; provided, however, that if a majority of the Series A Preferred Stock is held by more than one Person, then such majority shall designate one representative holder and the Corporation shall be entitled to limit access to such representative holder and its accountants and other representatives. The holders of a majority of the Series A Preferred Stock and their accountants and other representatives may make inquires of the Corporation, their respective accountants and employees regarding questions concerning or disagreements with the Corporation’s calculation of EBITDA and the Face Amount, and the Corporation shall use commercially reasonable efforts to cause such parties to promptly respond to such inquiries.

(5) Determination and Dispute of Face Amount. As promptly as practicable after a determination that any applicable EBITDA target set forth in the definition of “Face Amount” below has been achieved, but in no event later than January 30, 2012, the Corporation shall deliver in writing to the holders of Series A Preferred Stock a good faith calculation of EBITDA, and a calculation of the Face Amount then applicable to the holders of Series A Preferred Stock. The holders of a majority of the Series A Preferred Stock shall have 45 days to review such calculation and shall continue to have access pursuant to paragraph 3(e)(4) of this ARTICLE FOURTH during such time. If the holders of a majority of the Series A Preferred Stock deliver written notice of a dispute to the Corporation within such 45-day period, the Corporation and the holders of a majority of the Series A Preferred Stock shall resolve the dispute in accordance with the procedures set forth in Section 1.5 of the Purchase Agreement, mutatis mutandis, and such resolution shall be binding on all holders of Series A Preferred Stock and the Corporation If the holders of a majority of the Series A Preferred Stock have not given written notice of a dispute within such 45-day review period, or the holders of a majority of the Series A Preferred Stock deliver written notice accepting the calculation of EBITDA and the Face Amount, then the calculation of EBITDA and the Face Amount shall be deemed to have been accepted and agreed to by all holders of Series A Preferred Stock in the form in which it was delivered to the holders of Series A Preferred Stock.

(f) Certain Other Matters.

(1) Payment of Taxes. The Corporation shall pay all documentary, stamp, transfer and other taxes (other than taxes on income of the holders of shares of Series A Preferred Stock) and other governmental charges attributable to the issuance or

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delivery of shares of Series A Preferred Stock; provided, however, that the Corporation shall not be required to pay any taxes payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Series A Preferred Stock in respect of which such shares are being issued.

(2) Notices. All notices and other correspondence to holders of shares of Series A Preferred Stock hereunder shall be sent by (a) Federal Express or first class mail, postage prepaid, return receipt requested, to such holders at their respective addresses as they shall appear on the records of the Corporation or (b) electronic mail, provided, however that notices sent via electronic mail shall only be effective if such notice is also delivered by Federal Express or first class mail, postage prepaid, return receipt requested, on or before two (2) Business Days after its delivery by electronic mail.

(g) Restrictions on Transfer.

(1) No holder of Series A Preferred Stock may, directly or indirectly, whether by operation of law or otherwise and whether with or without consideration, offer or sell, transfer, assign or otherwise dispose of (including, without limitation, by exchange, gift, charge, pledge or the grant of any lien) (each, a “Transfer”) any shares of Series A Preferred Stock or any rights or interests therein without the prior written consent of a majority of the Corporation’s Board of Directors; provided that such holder may transfer all (and not less than all) of its shares of Series A Preferred Stock without the consent of the Corporation or its Board of Directors to any Affiliate of Leggett & Platt, Incorporated. Unless and until the holder delivers written notice to the Corporation of any permitted transfer to an Affiliate under the proviso in the preceding sentence, the Corporation shall be entitled to treat the holder of record on the Corporation’s books as the holder for all purposes of this Amended and Restated Certificate of Incorporation. For the avoidance of doubt, a sale of stock or sale of all or substantially all of the assets of, or any merger, combination, recapitalization or any similar transaction involving, Leggett & Platt, Incorporated or any of its subsidiaries or any other holder of Series A Preferred Stock shall not be deemed a transfer hereunder and shall not require the consent of or notice to the Corporation.

(2) In addition to the other restrictions set forth in this paragraph 3(g), no holder of Series A Preferred Stock may, directly or indirectly, transfer any of its shares except as permitted under the Securities Act and other applicable securities laws.

(3) Any transfer or attempted transfer of shares of Series A Preferred Stock that is not consummated in accordance with the provisions of this paragraph 3(g) shall be void, and neither the Corporation nor any transfer agent of the Corporation shall give any effect to such attempted transfer or encumbrance in its records.

(h) Exclusion of Other Rights. Except as may otherwise be required by law, the shares of Series A Preferred Stock shall not have any preferences or relative, participating, optional or other special rights, other than those set forth in this Amended and Restated Certificate of Incorporation or as otherwise agreed to in writing after the Issue Date by the

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Corporation and the holders of the Series A Preferred Stock. The shares of Series A Preferred Stock shall have no preemptive or subscription rights.

(i) Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

(j) Severability. If any right, preference or limitation of the Series A Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth herein which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

(k) Status of Reacquired Shares. Shares of Series A Preferred Stock that have been issued and reacquired by the Corporation in any manner shall be deemed cancelled, retired and not subject to re-issuance upon being reacquired.

(l) General Obligation of Corporation. The Corporation and the holders of Common Stock shall not, and shall not permit any Subsidiary to, intentionally take or omit to take any action or intentionally enter into any transaction for the sole purpose of depressing EBITDA or avoiding any payments with respect to the Series A Preferred Stock, but shall at all times act in good faith to effectuate the intent of this ARTICLE FOURTH and to perform and abide by their respective obligations, covenants and restrictions hereunder.

(m) Certain Definitions. Unless otherwise stated herein, as used in this ARTICLE FOURTH, the following terms shall have the following respective meanings:

“Acceptable Senior Credit Facility” shall mean the Senior Credit Agreements, together with all complete or partial refinancings thereof, and any amendments, modifications, renewals or extensions thereof and supplements thereto, whether under the Senior Credit Agreements or any agreement, documents and instruments replacing, refinancing, or refunding, in whole or in part, the Indebtedness (as defined in the Senior Credit Agreements) incurred under the Senior Credit Agreements or any such successor agreements, documents and instruments.

“Acquisition LLC” means KPI Acquisition, LLC, a Delaware limited liability company, and any successor entity.

“Affiliate” of any specified Person shall mean any other Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. For the purposes of this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

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“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law or executive order to close.

“Capital Stock” shall mean any and all shares or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation).

“Change of Control” means any event or transaction or series of events or transactions (occurring for whatever reason) following which:

(a) The Kenner Investors sell, transfer or dispose of greater than 25% of the issued and outstanding shares of Common Stock owned by them, collectively, as of immediately after the Closing (as the same may be adjusted for any combination, recapitalization or reclassification into a greater or smaller number of shares, interests or other unit of equity security) to any Person who is not a Kenner Investor or an Affiliate of a Kenner Investor (as such Affiliates are constituted as of the Closing Date); or

(b) the Kenner Investors or their respective Affiliates (as constituted on the Closing Date) shall cease to own beneficially and control at least a majority of the outstanding Voting Stock of the Corporation or any other stockholder beneficially owns or controls more of the Voting Stock of the Corporation then owned or controlled by the Kenner Investors and their respective Affiliates;

(c) Kenner & Company, Inc. shall cease:

(i) to control the management and policies of the Corporation and its Subsidiaries; or

(ii) to have the right or ability by voting power, contract or otherwise to elect a majority of the members of the board of the Corporation, Intermediate Holdings or Pace Holdings; or

(d) two out of three of the following individuals shall cease to control the management and policies of Kenner & Company, Inc.: Jeffrey L. Kenner, Larry T. Solari and Thomas M. Wolf;

(e) the Corporation shall cease to directly own and control all of the outstanding Capital Stock of Intermediate Holdings, Intermediate Holdings shall cease to directly own and control all of the outstanding Capital Stock of Acquisition LLC and, after the Merger, Pace Holdings shall cease to directly or indirectly own and control all of the outstanding Capital Stock of its Subsidiaries; or

(f) any event constituting a “Change of Control” (or any term of similar import) under any Acceptable Senior Credit Facility shall occur.

“Closing” shall mean the closing of the Acquisition contemplated by the Purchase Agreement.

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“Closing Date” shall mean the date of the closing of the Acquisition contemplated by the Purchase Agreement

“Common Stock” shall have the meaning set forth in the introduction of ARTICLE FOURTH.

“Dividend Accrual Date” shall mean the date as of which the EBITDA for the immediately preceding twelve full calendar months equals or exceeds $60 million (the “initial Dividend Accrual Date”) and December 31 of each year thereafter; except that if any Dividend Accrual Date is not a Business Day, then the next succeeding Business Day shall be the Dividend Accrual Date.

“Dividend Base Amount” shall mean, as to the Series A Preferred Stock, the Face Amount per share plus accrued and unpaid dividends that have compounded.

“EBITDA” shall mean, for any period, the net income (or loss) for the applicable period of measurement of the Corporation and its Subsidiaries calculated on a consolidated basis determined in accordance with GAAP, excluding: (a) the income (or loss) of any Person which is not a Subsidiary of the Corporation, except to the extent of the amount of dividends or other distributions actually paid to the Corporation or any of its Subsidiaries in cash by such Person during such period and the payment of dividends or similar distributions by that Person is not at the time prohibited by operation of the terms of its charter or of any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Person; (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Corporation or is merged into or consolidated with the Corporation or any of its Subsidiaries or that Person’s assets are acquired by the Corporation or any of its Subsidiaries; (c) the proceeds of any life insurance policy; (d) gains or losses from the sale, exchange, transfer or other disposition of property or assets not in the ordinary course of business of the Corporation and its Subsidiaries, and related tax effects in accordance with GAAP; and (e) any other extraordinary or non-recurring gains or losses of the Corporation or its Subsidiaries, and related tax effects in accordance with GAAP; plus (i) all amounts deducted in calculating net income (or loss) for depreciation or amortization for such period; (ii) interest expense (less interest income) deducted in calculating net income (or loss) for such period; (iii) all accrued taxes on or measured by income to the extent deducted in calculating net income (or loss) for such period; (iv) all management fees pursuant to the Management Agreement to the extent deducted in calculating net income (or loss) for such period; (v) all non-cash losses or expenses (or minus non-cash income or gain) included or deducted in calculating net income (or loss) for such period (including, without limitation, any non-cash loss or expense due to the application of FAS No. 106 regarding post-retirement benefits, FAS No. 133 regarding hedging activity, FAS No. 142 regarding impairment of goodwill, FAS No. 150 regarding accounting for financial instruments with debt and equity characteristics and non-cash expenses deducted as a result of any grant of Capital Stock to employees, officers or directors) but excluding any non-cash loss or expense (x) that is an accrual of a reserve for a cash expenditure or payment to be made, or anticipated to be made, in a future period or (y) relating to a write-down, write off or reserve with respect to accounts and inventory; and (vi) fees and expenses incurred in connection with the transactions contemplated by the Purchase Agreement to the extent deducted in the calculation of net income (or loss) for such portion. EBITDA shall be calculated in a manner consistent with the past

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accounting policies, principles, practices and procedures used in preparation of the Financial Statements (as defined in the Purchase Agreement).

“Equity Interests” shall mean Capital Stock or partnership interests or warrants, options or other rights to acquire Capital Stock or partnership interests (including any debt security that is convertible into, or exchangeable for, Capital Stock or partnership interests).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Face Amount” with respect to the Series A Preferred Stock shall mean the maximum Face Amount determined in accordance with subsections (a) or (b) below (in each case, as may be adjusted for stock splits, stock dividends, combinations, reclassifications and the like):

(n) (i) If EBITDA during any trailing twelve-month period (as defined below) ending on or before December 31, 2010 does not equal or exceed $60 million, the Face Amount of the Series A Preferred Stock will be $0.001 per share.

(ii) If during any trailing twelve-month period ending on or before December 31, 2010 EBITDA is $60 million, then the Series A Preferred Stock will have an aggregate Face Amount of $500 per share.

(iii) If during any trailing twelve-month period ending on or before December 31, 2010 EBITDA equals or exceeds $70 million, then the Series A Preferred Stock will have an aggregate Face Amount of $1,000 per share.

(iv) If during any trailing twelve-month period ending on or before December 31, 2010 EBITDA equals an amount greater than $60 million and less than $70 million, then the aggregate Face Amount per share of the Series A Preferred Stock shall equal the amount obtained by interpolating linearly between $500 and $1,000 (up to a maximum of $1,000 per share if EBITDA equals or exceeds $70 million).

The Face Amount pursuant to subsection (a) of this definition shall be calculated as of the last day of any calendar month ending after the Issue Date and on or before December 31, 2010 and “trailing twelve-month period” as used herein shall mean the twelve-month period ending on such day.

(o) (i) If EBITDA during any trailing twelve-month period ending on or before December 31, 2011 does not equal or exceed $65 million, the Face Amount of the Series A Preferred Stock will be $0.001 per share.

(ii) If during any trailing twelve-month period ending on or before December 31, 2011 EBITDA is $65 million, then the Series A Preferred Stock will have an aggregate Face Amount of $500 per share.

(iii) If during any trailing twelve-month period ending on or before December 31, 2011 EBITDA equals or exceeds $75 million, then the Series A Preferred Stock will have an aggregate Face Amount of $1,000 per share.

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(iv) If during any trailing twelve-month period ending on or before December 31, 2011 EBITDA equals an amount greater than $65 million and less than $75 million, then the aggregate Face Amount per share of the Series A Preferred Stock shall equal the amount obtained by interpolating linearly between $500 and $1,000 (up to a maximum of $1,000 per share if EBITDA equals or exceeds $75 million).

The Face Amount pursuant to subsection (b) shall be calculated as of the last day of any calendar month ending on or before December 31, 2011, and “trailing twelve-month period” as used herein shall mean the twelve-month period ending on such day.

For the avoidance of doubt, once the maximum Face Amount is determined pursuant to subsection (a) or (b) above, the Face Amount shall in no event be subject to reduction.

“GAAP” means generally accepted accounting principles as in effect in the United States from time to time, consistently applied in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financing Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), which are applicable to the circumstances as of the date of determination.

“Intermediate Holdings” means KPI Intermediate Holdings, Inc., a Delaware corporation, and any successor entity.

“Issue Date” shall mean, with respect to shares of each series of Preferred Stock, the date that shares of such series are first issued by the Corporation.

“Junior Stock” shall mean, with respect to the Series A Preferred Stock, (i) the Common Stock, (ii) any series of Preferred Stock other than the Series A Preferred Stock and (iii) any class or series of Capital Stock or other Equity Interests of the Corporation of any kind or designation that is issued or outstanding when any shares of Series A Preferred Stock are outstanding.

“Kenner Investors” shall mean the holders of issued and outstanding Common Stock as of immediately after the Closing (excluding any Common Stock, options or other incentive equity held by employees of the Corporation or any of its Subsidiaries).

“Liquidation” shall mean the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

“Liquidation Preference” per share of Series A Preferred Stock shall mean the Face Amount per share at the time of the applicable Liquidation.

“Management Agreement” shall mean that certain Management Consulting Agreement, dated as of the Closing Date, between, the Corporation, one or more of its Subsidiaries and Kenner Equity Management, LLC, a Delaware limited liability company.

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“Merger” means the Merger of Acquisition LLC by and into Operating Company with Operating Company as the surviving corporation, to be consummated immediately after the consummation of the Acquisition.

“Operating Company” shall mean Pace Industries, LLC, a Delaware limited liability company (f/k/a L&P Aluminum Holdings, LLC).

“Person” shall mean any individual, firm, corporation, business enterprise, trust, association, joint venture, partnership, any foreign, federal, state, municipal or other government or any department, commission, board, bureau, agency, public authority or instrumentality thereof, or any court or arbitrator or other entity, whether acting in an individual, fiduciary or other capacity.

“Preferred Stock” shall have the meaning set forth in the introduction of ARTICLE FOURTH.

“Purchase Agreement” shall mean the Unit Purchase Agreement, dated as of the Closing Date, by and among the Corporation, Acquisition LLC, Leggett & Platt Incorporated and the Operating Company, relating to, among other things, Acquisition LLC’s acquisition of the Operating Company (the “Acquisition”) and the Corporation’s issuance of shares of Series A Preferred Stock, in each case as such agreement may be amended, modified, extended, restated, replaced (including any amendment and restatement thereof), supplemented or otherwise modified from time to time.

“Redemption Triggering Event” shall mean any of the following: (a) the sale by the Corporation or its stockholders of shares of Common Stock or other Equity Interests pursuant to a registration statement that is filed and declared effective under the Securities Act (other than a registration statement on Form S-8 or any successor form thereto); or (b) a Change of Control.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Seller Note” shall mean that certain Junior Subordinated Promissory Note with an aggregate principal amount of $25,000,000 issued by the Operating Company to Leggett & Platt, Incorporated on the Issue Date, as such may be amended, supplemented, replaced or modified from time to time.

“Senior Credit Agreements” shall have the meaning given in the Seller Note as in effect on the date hereof.

“Senior Indebtedness” shall have the meaning given in the Seller Note as in effect on the date hereof.

“Series A Preferred Stock” shall have the meaning set forth in the introduction of ARTICLE FOURTH.

“Series A Redemption Date” shall have the meaning set forth in paragraph 3(d)(3) of this ARTICLE FOURTH.

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“Series A Redemption Price” shall have the meaning set forth in paragraph 3(d)(1) of this ARTICLE FOURTH.

“Subsidiary” shall mean any entity of which (a) a majority of the Equity Interests are directly or indirectly owned by the Corporation or (b) the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or other governing body of such entity are owned by the Corporation (regardless of whether such Equity Interests are owned directly by the Corporation or through one or more Subsidiaries).

“Transfer” has the meaning given to such term in paragraph 3(g)(1) of this ARTICLE FOURTH.

“Voting Stock” shall mean any Common Stock or other Capital Stock of the Corporation having general (and not contingent) voting power to elect members of the board of directors, managers or trustees of the Corporation.

FIFTH:

4. Limits on Director Liability. Directors of the Corporation shall have no personal liability to the Corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director; provided that nothing contained in this ARTICLE FIFTH shall eliminate or limit the liability of a director (i) for any breach of a director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which a director derived an improper personal benefit. If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then by virtue of this ARTICLE FIFTH the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended.

5. Indemnification.

(a) The Corporation shall indemnify, in accordance with the By laws of the Corporation and to the fullest extent permitted from time to time by the GCL or any other applicable laws as presently or hereafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Corporation, by reason of his acting as a director or officer of the Corporation (and the Corporation, in the discretion of the Board of Directors, may so indemnify a person by reason of the fact that he is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation in any other capacity for or on behalf of the Corporation) against any liability or expense actually and reasonably incurred by such person in respect thereof; provided, however, the Corporation shall be required to indemnify an officer or director in connection with an action, suit or proceeding (or part thereof) initiated by such person only if (i) such action, suit or proceeding (or part thereof) was authorized by the Board of Directors and (ii) the indemnification does not relate to any liability arising under Section 16(b) of the Securities Exchange Act of 1934, as amended, or any rules or regulations promulgated

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thereunder. Such indemnification is not exclusive of any other right to indemnification provided by law or otherwise. The right to indemnification conferred by this Section 2 shall be deemed to be a contract between the Corporation and each person referred to herein.

(b) If a claim under subdivision (a) of this paragraph 1 of this ARTICLE FIFTH is not paid in full by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where any undertaking required by the By laws of the Corporation has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the GCL and subdivision (a) of this paragraph 1 of this ARTICLE FIFTH for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the GCL, nor an actual determination by the Corporation (including its Board of Directors, legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(c) Indemnification shall include payment by the Corporation of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if it is ultimately determined that such person is not entitled to indemnification under this ARTICLE FIFTH, which undertaking may be accepted without reference to the financial ability of such person to make such repayment.

6. Insurance. The Corporation shall have the power (but not the obligation) to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under this ARTICLE FIFTH or the GCL.

7. Other Rights. The rights and authority conferred in this ARTICLE FIFTH shall not be exclusive of any other right which any person may otherwise have or hereafter acquire under any statute, provision of this Amended and Restated Certificate of Incorporation, By-law, agreement, contract, vote of stockholders or disinterested directors or otherwise.

8. Additional Indemnification. The Corporation may, by action of its Board of Directors, provide indemnification to such of the directors, officers, employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by the GCL.

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9. Effect of Amendments. Neither the amendment, change, alteration nor repeal of this ARTICLE FIFTH, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation or the By laws of the Corporation, nor, to the fullest extent permitted by GCL, any modification of law, shall eliminate or reduce the effect of this ARTICLE FIFTH or the rights or any protection afforded under this ARTICLE FIFTH in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

SIXTH: At all meetings of stockholders, each stockholder shall be entitled to vote, in person or by proxy, the shares of voting stock owned by such stockholders of record on the record date for the meeting. When a quorum is present or represented at any meeting, the vote of the holders of a majority in interest of the stockholders present in person or by proxy at such meeting and entitled to vote thereon shall decide any question, matter or proposal brought before such meeting unless the question is one upon which, by express provision of law, this Amended and Restated Certificate of Incorporation or the By laws applicable thereto, a different vote is required, in which case such express provision shall govern and control the decision of such question.

SEVENTH:

10. Number of Directors. The number of directors of the Corporation shall be fixed from time to time by the vote of a majority of the entire Board of Directors, but such number shall in no case be less than one (1). Any such determination made by the Board of Directors shall continue in effect unless and until changed by the Board of Directors, but no such changes shall affect the term of any directors then in office.

11. Term of Office; Quorum; Vacancies. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Subject to the By laws, a majority of the entire Board of Directors shall constitute a quorum for the transaction of business. Any vacancies and newly created directorships resulting from an increase in the number of directors shall be filled by a majority of the Board of Directors then in office even though less than a quorum and shall hold office until his successor is elected and qualified or until his earlier death, resignation, retirement, disqualification or removal from office.

12. Removal. Subject to the By-laws, any director may be removed upon the affirmative vote of the holders of a majority of the votes which could be cast by the holders of all outstanding shares of capital stock entitled to vote for the election of directors given at a duly called annual or special meeting of stockholders.

EIGHTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

(1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

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(2) The directors shall have the power, subject to the terms and conditions of the By-laws of Corporation, to make, adopt, alter, amend, change, add to or repeal the By-laws of the Corporation.

(3) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Amended and Restated Certificate of Incorporation, and any By-laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

NINTH:

13. Stockholder Meetings; Keeping of Books and Records. Meetings of stockholders may be held within or outside the State of Delaware as the By laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By laws of the Corporation.

14. Special Stockholders Meetings. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by law, may be called by the President or the Chairman of the Board, if one is elected, and shall be called by the Secretary at the direction of a majority of the Board of Directors, or at the request in writing of stockholders owning a majority in amount of the Common Stock issued and outstanding and entitled to vote.

15. No Written Ballot. Elections of directors need not be by written ballot unless the By laws of the Corporation shall so provide.

TENTH: No repeal, alteration or amendment of this Amended and Restated Certificate of Incorporation shall be made unless the same is first approved by the Board of Directors of the Corporation pursuant to a resolution adopted by the directors then in office in accordance with the By laws and applicable law and thereafter approved by the stockholders to the extent required by applicable law; provided that any amendment to (i) ARTICLE FOURTH herein or (ii) any other provision herein that could reasonably be expected to adversely affect (economically or otherwise) the powers, preferences or rights of the Series A Preferred Stock or the holders of the Series A Preferred Stock, shall require the prior written approval of a majority of the holders of Series A Preferred Stock.

TWELFTH: The Corporation expressly elects not to be governed under Section 203 of the GCL. This election took effect on June 24, 2008.

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IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Amended and Restated Certificate of Incorporation on behalf of the Corporation this 15th day of July, 2008.

KPI HOLDINGS, INC.

Name:	Thomas M. Wolf
Title:	Vice President